Exhibit 10.1

$40,000,000

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

among

COMPRESSION POLYMERS HOLDING CORPORATION
as Borrower,

COMPRESSION POLYMERS HOLDING II CORPORATION

and

THE DOMESTIC SUBSIDIARIES OF THE BORROWER
FROM TIME TO TIME PARTIES HERETO,
as Guarantors,

THE LENDERS PARTIES HERETO,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Co-Lead Arranger and Co-Book Runner

and

GENERAL ELECTRIC CAPITAL CORPORATION,
as Syndication Agent, Co-Lead Arranger and Co-Book Runner

Dated as of May 10, 2005

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

Section 1.1	Defined Terms
Section 1.2	Other Definitional Provisions
Section 1.3	Accounting Terms

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1	Revolving Loans
Section 2.2	Letter of Credit Subfacility
Section 2.3	Swingline Loan Subfacility
Section 2.4	Fees
Section 2.5	Commitment Reductions
Section 2.6	Prepayments
Section 2.7	Minimum Borrowing Amounts and Principal Amount
Section 2.8	Default Rate and Payment Dates
Section 2.9	Conversion Options
Section 2.10	Computation of Interest and Fees
Section 2.11	Pro Rata Treatment and Payments
Section 2.12	Non-Receipt of Funds by the Administrative Agent
Section 2.13	Inability to Determine Interest Rate
Section 2.14	Illegality
Section 2.15	Requirements of Law
Section 2.16	Indemnity
Section 2.17	Taxes
Section 2.18	Indemnification; Nature of Issuing Lender’s Duties

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1	Financial Condition
Section 3.2	No Change
Section 3.3	Corporate Existence; Compliance with Law
Section 3.4	Corporate Power; Authorization; Enforceable Obligations
Section 3.5	No Legal Bar; No Default
Section 3.6	Permits
Section 3.7	No Material Litigation
Section 3.8	Investment Company Act
Section 3.9	Margin Regulations
Section 3.10	ERISA
Section 3.11	Environmental Matters
Section 3.12	Purpose of Loans
Section 3.13	Subsidiaries
Section 3.14	Ownership
Section 3.15	Indebtedness

i

Section 3.16	Taxes
Section 3.17	Intellectual Property
Section 3.18	Solvency
Section 3.19	Investments
Section 3.20	Location of Collateral
Section 3.21	No Burdensome Restrictions
Section 3.22	Brokers’ Fees
Section 3.23	Labor Matters
Section 3.24	Security Documents
Section 3.25	Accuracy and Completeness of Information
Section 3.26	[Intentionally Omitted]
Section 3.27	Material Contracts
Section 3.28	Insurance
Section 3.29	Tax Regulations
Section 3.30	Capitalization of the Borrower
Section 3.31	Location of Material Inventory
Section 3.32	Anti-Terrorism Law
Section 3.33	Accuracy of Borrowing Base
Section 3.34	Liens Unimpaired

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1	Conditions to Closing Date and Initial Revolving Loans
Section 4.2	Conditions to All Extensions of Credit

ARTICLE V

AFFIRMATIVE COVENANTS

Section 5.1	Financial Statements
Section 5.2	Certificates; Other Information
Section 5.3	Payment of Taxes
Section 5.4	Conduct of Business and Maintenance of Existence
Section 5.5	Maintenance of Property; Insurance
Section 5.6	Inspection of Property; Books and Records; Discussions
Section 5.7	Notices
Section 5.8	Environmental Laws
Section 5.9	Financial Covenant
Section 5.10	Additional Subsidiary Guarantors
Section 5.11	Compliance with Law
Section 5.12	Pledged Assets
Section 5.13	Security Interests; Further Assurances
Section 5.14	Information Regarding Collateral
Section 5.15	Use of Proceeds
Section 5.16	Borrowing Base-Related Reports
Section 5.17	Borrowing Base Verification
Section 5.18	Post-Closing Collateral Matters

ARTICLE VI

NEGATIVE COVENANTS

Section 6.1	Indebtedness
Section 6.2	Liens
Section 6.3	Nature of Business
Section 6.4	Consolidation, Merger, Sale or Purchase of Assets, Acquisitions, etc
Section 6.5	Advances, Investments and Loans
Section 6.6	Transactions with Affiliates
Section 6.7	Ownership of Subsidiaries; Restrictions
Section 6.8	Fiscal Year; Organizational Documents; Material Contracts
Section 6.9	Limitation on Restricted Actions
Section 6.10	Restricted Payments
Section 6.11	No Further Negative Pledges
Section 6.12	Parent Holding Company
Section 6.13	Management Fees
Section 6.14	Embargoed Person

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1	Events of Default
Section 7.2	Acceleration; Remedies

ARTICLE VIII

THE AGENT

Section 8.1	Appointment
Section 8.2	Delegation of Duties
Section 8.3	Exculpatory Provisions
Section 8.4	Reliance by Administrative Agent
Section 8.5	Notice of Default
Section 8.6	Non-Reliance on Administrative Agent and Other Lenders
Section 8.7	Indemnification
Section 8.8	Administrative Agent in Its Individual Capacity
Section 8.9	Successor Administrative Agent
Section 8.10	Other Agents

ARTICLE IX

MISCELLANEOUS

Section 9.1	Amendments, Waivers and Release of Collateral
Section 9.2	Notices
Section 9.3	No Waiver; Cumulative Remedies
Section 9.4	Survival of Representations and Warranties
Section 9.5	Payment of Expenses and Taxes
Section 9.6	Successors and Assigns; Participations; Purchasing Lenders
Section 9.7	Adjustments; Set-off
Section 9.8	Table of Contents and Section Headings

Section 9.9	Counterparts
Section 9.10	Effectiveness
Section 9.11	Severability
Section 9.12	Integration
Section 9.13	Governing Law
Section 9.14	Consent to Jurisdiction and Service of Process
Section 9.15	Confidentiality
Section 9.16	Acknowledgments
Section 9.17	Waivers of Jury Trial; Waiver of Consequential Damages
Section 9.18	Patriot Act Notice
Section 9.19	Acknowledgement

ARTICLE X

GUARANTY

Section 10.1	The Guaranty
Section 10.2	Bankruptcy
Section 10.3	Nature of Liability
Section 10.4	Independent Obligation
Section 10.5	Authorization
Section 10.6	Reliance
Section 10.7	Waiver
Section 10.8	Limitation on Enforcement
Section 10.9	Confirmation of Payment

Schedules
Schedule 1.1(a)	Form of Account Designation Letter
Schedule 1.1(b)	Form of Borrowing Base Certificate
Schedule 1.1(c)	Management Agreement
Schedule 1.1(d)	Perfection Certificate
Schedule 1.1(e)	Permitted Investments
Schedule 1.1(f)	Permitted Liens
Schedule 1.1(g)	Form of Subordinated Intercompany Note
Schedule 2.1(a)	Schedule of Lenders and Commitments
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.3(d)	Form of Swingline Note
Schedule 2.9	Form of Notice of Conversion/Extension
Schedule 2.17(b)	Tax Exempt Certificate
Schedule 3.11	Environmental Matters
Schedule 3.13	Subsidiaries
Schedule 3.17	Intellectual Property
Schedule 3.20(a)	Location of Real Property
Schedule 3.20(b)	Location of Collateral
Schedule 3.20(c)	Chief Executive Offices
Schedule 3.22	Broker’s Fees
Schedule 3.23	Labor Matters
Schedule 3.27	Material Contracts
Schedule 3.28	Insurance
Schedule 3.31	Location of Material Inventory
Schedule 4.1(b)	Form of Secretary’s Certificate
Schedule 4.1(e)(i)(A)	Form of Mortgage Amendment
Schedule 4.1(e)(i)(B)	Form of Leasehold Mortgage
Schedule 4.1(h)	Form of Solvency Certificate
Schedule 4.1(i) and (q)	Form of Officer’s Certificate
Schedule 4.1(j)	Form of Patriot Act Certificate
Schedule 4.1(v)	EBITDA Adjustments
Schedule 5.2(b)	Form of Compliance Certificate
Schedule 5.10	Form of Joinder Agreement
Schedule 6.1(b)	Indebtedness
Schedule 6.6	Transactions with Affiliates
Schedule 9.2	Schedule of Lenders’ Lending Offices
Schedule 9.6(c)	Form of Commitment Transfer Supplement

v

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 10, 2005, is by and among COMPRESSION POLYMERS HOLDING CORPORATION., a Delaware corporation (the “Borrower”), COMPRESSION POLYMERS HOLDING II CORPORATION, a Delaware corporation (the “Parent”), the Guarantors (as defined below), the several banks, other financial institutions and Related Funds as may from time to time become parties to this Agreement (collectively, the “Lenders”, and individually, a “Lender”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, and any successor in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, Compression Polymers Corp., a Delaware corporation, and Vycom Corp., a Delaware corporation (collectively, the “Original Borrowers”), the guarantors party thereto, the lenders party thereto and the Administrative Agent entered into that certain Amended and Restated Credit Agreement, dated as of March 12, 2004 (as amended, modified or supplemented prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, on or prior to the Closing Date, Compression Polymers Holding I LP, a Delaware limited partnership, has formed Parent, which in turn has formed, on or prior to the Closing, the Borrower to acquire from the current shareholders of the Original Borrowers (which may include the retention of equity interests (including rollover options) by certain members of management of the Original Borrowers) all of the outstanding equity interests of the Original Borrowers (the “Acquisition”);

WHEREAS, immediately after consummation of the Acquisition, the Purchasers (as defined below) will merge with and into the Original Borrowers (the “Mergers” and, together with the Acquisition, the “Transactions”);

WHEREAS, to effect the Transactions, (i) the Borrower will form two wholly owned subsidiaries, CPH Holding I Corporation and CPH Holding II Corporation (together, the “Purchasers”), which will purchase all equity interests in the Original Borrowers, and (ii) the AEA Group and other investors (either directly or indirectly) will contribute equity to the Parent in the form of cash capital contributions in amount not less than $165.0 million (minus cash in an amount of rollover equity from management of the Original Borrowers to be agreed) (the “Equity Contribution”);

WHEREAS, in connection with Acquisition, the Original Borrowers are refinancing the entire outstanding amount of the Existing Credit Agreement, and, in connection with such refinancing and to make such other amendments as are evidenced hereby, the Administrative Agent, the Lenders, the Borrower, the Parent and the Guarantors have agreed to amend and restate the Existing Credit Agreement by entering into this Agreement on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1               Defined Terms.

As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Account Debtor” shall mean any Person who may become obligated to any Borrowing Base Party under, with respect to, or on account of, an Account.

“Account Designation Letter” shall mean the Notice of Account Designation Letter dated the Closing Date from the Borrower to the Administrative Agent substantially in the form attached hereto as Schedule 1.1(a).

“Accounts” shall mean all “accounts”, as such term is defined in the UCC as in effect from time to time in the State of New York, now owned or hereafter acquired by any Borrowing Base Party.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Borrower or at the time it merges or consolidates with the Borrower or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Borrower or such acquisition, merger or consolidation; provided that any Indebtedness of such Person that is extinguished, redeemed, defeased (other than through covenant defeasance), retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such Person becomes a Subsidiary of the Borrower will not be Acquired Indebtedness.

“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

“Advance Rate” shall mean (a) with respect to Eligible Accounts, 85%, and (b) with respect to Eligible Inventory, 60%.

“AEA Group” shall mean a collective reference to AEA Investors LLC, AEA Management (Cayman) Ltd., AEA Investors LP and their Affiliates.

“Affiliate” shall mean, as to any Person, any other Person (excluding any Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding the foregoing, none of Wachovia Capital Partners 2005, LLC, the Administrative Agent or any Lender shall be deemed an Affiliate of Borrower solely by reason of the relationship created by the Credit Documents. Furthermore, for purposes of Article III and Article VI, neither the limited partners participating in the AEA Group’s investment programs nor any mezzanine investment fund managed by the AEA Group shall constitute an Affiliate of the Borrower.

“Agreement” shall mean this Second Amended and Restated Credit Agreement, as amended, modified, restated, supplemented, extended, renewed or replaced from time to time in accordance with its terms.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, “Prime Rate” shall mean, at any time, the prime commercial lending rate of interest per annum publicly announced from time to time by Administrative Agent at its principal office as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Administrative Agent as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Amended Mortgage Policy” shall have the meaning set forth in Section 4.1(e)(ii).

“Anti-Terrorism Laws” shall have the meaning set forth in Section 3.32.

“Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (i) Revolving Loans which are Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin for Revolving Loans”, (ii) Revolving Loans which are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee”, (iii) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee”, and (iv) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Level	Total Leverage Ratio	Alternate Base Rate Margin for Revolving Loans	LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee	Commitment Fee
I	< 5.0 to 1.0	1.25%	2.25%	0.50%
II	> 5.0 to 1.0 but < 6.25 to 1.0	1.50%	2.50%	0.50%
III	> 6.25 to 1.0	1.75%	2.75%	0.50%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date three (3) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information in the case of the first three fiscal quarters, and annual financial information in the case of the fourth quarter, and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) pursuant to which the Borrower notifies the Administrative Agent of a change in the applicable pricing level based on the financial information contained therein (each, an “Interest Determination Date”). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. Notwithstanding the foregoing, the initial Applicable Percentages shall be no lower than those set forth in Level I until the first Interest Determination Date occurring immediately after June 30, 2005. After the Closing Date, if the Borrower shall fail to provide the quarterly financial information and certifications in accordance with the provisions of Sections 5.1(b) and 5.2(b), the Applicable Percentage from such Interest Determination Date shall, on the date three (3) Business Days after the date by which the Borrower were so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the level shall be determined by the then current Total Leverage Ratio.

“Bailee Letter” shall have the meaning assigned thereto in the Security Agreement.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean any of the events described in Section 7.1(e).

“Borrowing Base” shall mean at any time an amount equal to the sum of, without duplication:

(a)           the book value of Eligible Accounts multiplied by the applicable Advance Rate, plus

(b)           Eligible Inventory multiplied by the applicable Advance Rate.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent, with such adjustments as the Administrative Agent deems appropriate in its reasonable good faith credit judgment to assure that the Borrowing Base is calculated in accordance with the terms of this Agreement.

“Borrowing Base Certificate” shall mean an officers’ certificate from the Borrower, substantially in the form of, and containing the information prescribed by, Schedule 1.1(b), delivered to the Administrative Agent.

“Borrowing Base Party” shall mean the Borrower and any of its Subsidiaries that is a Guarantor and a Domestic Subsidiary and whose designation as a “Borrowing Base Party” has been approved by the Administrative Agent.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business” shall have the meaning set forth in Section 3.11(b).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that, when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations determined in accordance with GAAP.

“Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means: (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition thereof; (ii) marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision of any such state, commonwealth or territory or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating from either S&P or Moody’s; (iii) commercial paper or other indebtedness maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then an equivalent rating from another nationally recognized rating service); (iv) certificates of deposit, time deposits and eurodollar time deposits or bankers’ acceptances maturing within two years from the date of acquisition thereof and overnight bank deposits issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million (or the dollar equivalent thereof) in the case of foreign banks; (v) repurchase obligations for underlying securities of the types described in clauses (i), (ii) and (iv) above entered into with any bank meeting the qualifications specified in clause (iv) above or securities dealers of recognized national standing; (vi) United States dollars, euros, pounds sterling and local currencies held by Foreign Subsidiaries from time to time in the ordinary course of business; (vii) in the case of any investment by a Foreign Subsidiary or investments made in a country outside the United States of America, “Cash Equivalents” will also include:  (x) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or agency thereof) and (y) other customarily utilized high-quality investments in the country where such Subsidiary is located or in which such investment is made; and (viii) investments in money market funds or shares of investment companies that are registered under the Investment Company Act of 1940 that invest substantially all their assets in securities of the types described in clauses (i) through (viii) above. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i), (ii) and

(vi) above, provided that such amounts are converted into any currency listed in clauses (i), (ii) and (vi) above, as promptly as practicable and in any event within ten business days following the receipt of such amounts.

“Change of Control” shall mean the occurrence of any of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Parent’s assets (determined on a consolidated basis for the Parent and its Subsidiaries) to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement), other than to the AEA Group and the Management Group; (b) the approval by the holders of Capital Stock of the Parent or the Borrower of any plan or proposal for the liquidation or dissolution of the Parent or the Borrower, respectively (whether or not otherwise in compliance with the provisions of this Agreement); (c) any Person or Group, other than the AEA Group and the Management Group, shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Parent; (d) the replacement of a majority of the board of directors of the Parent over a two-year period from the directors who constituted the board of directors of the Parent at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of the Borrower then still in office who either were members of any such board of directors at the beginning of such period or whose election as a member of any such board of directors was previously so approved; or (e) Parent at any time ceases to own 100% of the Capital Stock of Borrower.

“Chattel Paper” shall mean all “chattel paper”, as such term is defined in the UCC as in effect on the date hereof in the State of New York, now owned or hereafter acquired by any Borrowing Base Party.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean a collective reference to the property and assets which are identified in, and at any time will be covered by, the Security Documents and any other property and assets that may, from time to time, secure or purport to secure the Credit Party Obligations.

“Commitment” shall mean the Revolving Commitment, the LOC Commitment and the Swingline Commitment, individually or collectively, as appropriate.

“Commitment Fee” shall have the meaning set forth in Section 2.4(a).

“Commitment Period” shall mean the period from and including the Closing Date to but not including the Revolving Commitment Termination Date.

“Commitment Transfer Supplement” shall mean a Commitment Transfer Supplement, substantially in the form of Schedule 9.6(c).

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code. Any former Commonly Controlled Entity of any Credit Party or any of its Subsidiaries shall continue to be considered a Commonly Controlled Entity of such Credit Party or such Subsidiary within the meaning of this definition with respect to the period such entity was a Commonly Controlled Entity of such Credit Party or such Subsidiary and with respect to liabilities arising after such period for which such Credit Party or such Subsidiary could be liable under the Code or ERISA.

“Consolidated EBITDA” means, for any period, the sum (without duplication) of: (1) Consolidated Net Income for such period; and (2) to the extent Consolidated Net Income has been reduced thereby, (a) all income taxes of the Borrower and its Subsidiaries paid or accrued in accordance with GAAP for such period, (b) Consolidated Interest Expense for such period, (c) Consolidated Non-cash Charges for such period less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Borrower and its

Subsidiaries in accordance with GAAP, (d) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), (e) amounts payable to the AEA Group in connection with the Transactions not to exceed $7,000,000 and (f)  (i) up to $1,500,000 per year payable to the AEA Group pursuant to the first paragraph of Section 2 of the Management Agreement (as in effect on the Closing Date) and (ii) up to $1,500,000 per year otherwise payable to the AEA Group pursuant to such Management Agreement.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness and all LOC Commitments of the Borrower and its Subsidiaries on a consolidated basis (excluding Indebtedness incurred under clauses (j) and (k) of the definition of Indebtedness), as determined in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, all interest expense of the Borrower and its Subsidiaries (including, without limitation, the interest component under Capital Leases), as determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Borrower for any period, the aggregate net income (or loss) of the Borrower and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom: (i) after-tax gains or losses from asset sales (without regard to the $3.0 million limitation set forth in the definition thereof) or abandonment or reserves relating thereto; (ii) after-tax extraordinary or nonrecurring gains or losses and any unusual or non-recurring charges (including severance, relocation costs and one-time compensation charges and including restructuring charges or reserves including costs related to closure of facilities), including any expenses, charges, gains or losses incurred in connection with any issuance of debt or equity; (iii) the cumulative effect of a change in accounting principles; (iv) the net income of any Person, other than the Borrower or a Subsidiary, except to the extent of cash dividends or distributions paid to the Borrower or to a Subsidiary by such Person; (v) in the case of a successor to the Borrower by consolidation or merger or as a transferee of the Borrower’s assets, any net income of the successor corporation prior to such consolidation, merger or transfer of assets; (vi) the amortization of any premiums, fees or expenses incurred in connection with the acquisition or any other acquisition by the Borrower or any of its Subsidiaries of assets or Capital Stock or any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with such acquisition) and 17 (including non-cash charges relating to intangibles and goodwill) to be recorded on the Borrower’s consolidated balance sheet, in each case in connection with the Acquisition or such other acquisitions; (vii) any non-cash compensation charge arising from the grant of or issuance of stock, stock options or other equity based awards; (vii) unrealized gains and losses with respect to Hedging Agreements or other derivative instruments pursuant to FASB 133, “Accounting for Derivative Instruments and Hedging Activities”, or otherwise; (ix) any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP, including, without limitation, the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets for such period on a consolidated basis in accordance with GAAP to the extent such non-cash expense results from such purchase accounting adjustments; (x) fees, costs and expenses incurred by the Borrower or any of its Subsidiaries during any period in connection with any acquisition by the Borrower or any of its Subsidiaries (including the Acquisition) and the Exchange Offers and related transactions (including, without limitation, amortization of debt issuance costs, debt discount or premium and other financing fees and expenses directly relating thereto and write-offs of any debt issuance costs relating to Indebtedness being retired or re-paid in connection with such acquisition, as well as bonus payments paid to employees in connection with such acquisition); (xi) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Agreements or other derivative instruments or amortization or write-off of deferred financing fees and any expenses of bridge or other financing fees; and (xii) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141.

“Consolidated Non-cash Items” means, for any period, the aggregate depreciation, amortization and all other non-cash expenses of the Borrower (including, without limitation, charges related to the impairment of intangibles) and its Subsidiaries reducing Consolidated Net Income of the Borrower for such period, determined on a consolidated basis in accordance with GAAP (including deferred rent but excluding any such charge which requires an accrual of or a reserve for cash charges for any period)

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” shall have the meaning assigned to such term in the security agreement entered into in connection with Existing Credit Agreement.

“Copyright Licenses” shall mean any written agreement, naming any Credit Party as licensor, granting any right under any Copyright including, without limitation, any thereof referred to in Schedule 3.17.

“Copyrights” shall mean (a) all registered United States copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright office including, without limitation, any thereof referred to in Schedule 3.17, and (b) all renewals thereof including, without limitation, any thereof referred to in Schedule 3.17.

“Credit Documents” shall mean this Agreement, each of the Notes, any Borrowing Base Certificate, any Joinder Agreement, the Letters of Credit, any Commitment Transfer Supplement, the LOC Documents and the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (excluding, however, any Hedging Agreement).

“Credit Party” or “Credit Parties” shall mean the Borrower or any of the Guarantors, individually or collectively, as appropriate.

“Credit Party Obligations” shall mean, without duplication, (i) all of the obligations, indebtedness and liabilities of the Credit Parties to the Lenders (including the Issuing Lender and the Swingline Lender) and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Credit Documents, including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) all of the obligations, indebtedness and liabilities, whenever arising, owing from any Credit Party or any of its Subsidiaries to any Hedging Agreement Provider arising under any Secured Hedging Agreement permitted pursuant to Section 6.1(f).

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the term of this Agreement, including the funding of a Participation Interest in accordance with the terms hereof, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Departing Lenders” shall mean those lenders that are parties to the Existing Credit Agreement, but are not parties to this Agreement as of the Closing Date.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown on Schedule 9.2, and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Eligible Accounts” shall mean (a) on the Closing Date, the book value of the Accounts owned solely by the Borrowing Base Parties determined in accordance with GAAP and (b) on the date of any Borrowing Base Certificate delivered after the Closing Date, the book value of the Accounts determined in accordance with GAAP as set forth in the Borrowing Base Certificate.

“Eligible Inventory” shall mean (a) on the Closing Date, the fair market value of the Inventory owned solely by the Borrowing Base Parties determined in accordance with GAAP and (b) on the date of any Borrowing Base Certificate delivered after the Closing Date, the fair market value of the Inventory determined in accordance with GAAP as set forth in the Borrowing Base Certificate.

“Embargoed Person” shall have the meaning set forth in Section 6.14.

“Environmental Laws” shall mean any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, including, without limitation, natural resources such as wetlands, as now or may at any time be in effect during the term of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a Lender which is a member bank of the Federal Reserve System, in New York City.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Excess Availability” shall mean (a) the lesser of (i) the Revolving Commitments of all of the Lenders and (ii) the Borrowing Base on the date of determination less (b) all outstanding Loans and LOC Committed Amounts.

“Executive Order” shall have the meaning set forth in Section 3.32.

“Existing Credit Documents” shall mean “Credit Documents” as defined in the Existing Credit Agreement as of the Closing Date.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fee Letter” shall mean the letter agreement dated as of April 28, 2005 addressed to Compression Polymers Holding I LP, Parent and Borrower from the Administrative Agent, Wachovia Investments Holdings, LLC and Wachovia Capital Markets, LLC as amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Priority” shall mean, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that (a) such Lien has priority over any other Lien on such Collateral other than any Permitted

Liens having priority by operation of law over the Liens purported to be created pursuant to the Security Documents or (b) such Lien is the only Lien (other than Permitted Liens) to which such Collateral is subject.

“Flood Hazard Property” shall have the meaning set forth in Section 4.1(e)(iii).

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenant set out in Section 5.9, to the provisions of Section 1.3.

“Government Acts” shall have the meaning set forth in Section 2.18(a).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” shall mean the Parent, the Original Borrowers and any of the Borrower’s other Domestic Subsidiaries identified as a “Guarantor” on the signature pages hereto and any Additional Credit Party which executes a Joinder Agreement, together with their successors and permitted assigns.

“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep-well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreement Provider” shall mean any Person that enters into a Secured Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted by Section 6.1(f) to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or any Affiliate of a Lender) at the time it entered into the Secured Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which are due six months or more from the date after such property is acquired or such services are completed (other than trade debt and accrued expenses incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days) which would appear as liabilities on a balance sheet of such Person in accordance with GAAP, (f) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (i) the principal portion of all obligations of such Person under Capital Leases, (j) all obligations of such Person under Hedging Agreements, (k) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (l) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date which is 91 days after the final maturity date of the Loans, (m) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (n) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent such Person is liable for such Indebtedness.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insolvent” shall mean being in a condition of Insolvency.

“Instruments” shall mean all “instruments”, as such term is defined in the UCC as in effect on the date hereof in the State of New York, now owned or hereafter acquired by any Borrowing Base Party.

“Intellectual Property” shall mean all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses

“Interest Determination Date” shall have the meaning assigned thereto in the definition of “Applicable Percentage”.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan or Swingline Loan, the last day of each March, June, September and December and on the Revolving Commitment Termination Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(i)            initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months (or, if each affected Lender so agrees, nine or twelve months) thereafter, as selected by the Borrower in the notice of borrowing or notice of conversion given with respect thereto and

(ii)           thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months (or, if each affected Lender so agrees, nine or twelve months) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions are subject to the following:

(A)          if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(B)           any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(C)           if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

(D)          no Interest Period in respect of any Loan shall extend beyond the Revolving Commitment Termination Date; and

(E)           no more than five (5) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Inventory” shall mean all “inventory”, as such term is defined in the UCC as in effect on the date hereof in the State of New York, now owned or hereafter acquired by any Borrowing Base Party, wherever located.

“Issuing Lender” shall mean Wachovia and any other Lender acceptable to the Borrower and the Administrative Agent which has committed to issue Letters of Credit pursuant to the LOC Commitment.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.4(c).

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Schedule 5.10, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.

“Letter of Credit” shall mean any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such Letter of Credit may be amended, modified, extended, renewed or replaced from time to time.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.4(b).

“LIBOR Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s LIBOR Lending Office shown on Schedule 9.2, and, thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate = LIBOR divided by (1.00 - Eurodollar Reserve Percentage).

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loan” shall mean a Revolving Loan and/or a Swingline Loan, as appropriate.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit, and with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Committed Amount” shall mean, collectively, the aggregate amount of all of the LOC Commitments of the Lenders to issue and participate in Letters of Credit as referenced in Section 2.2 and, individually, the amount of each Lender’s LOC Commitment as specified in Schedule 2.1(a).

“LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Management Agreement” means the management agreement with the AEA Group, its affiliates or designees as in effect on the date hereof on the terms described in the Note Documents and attached hereto as Schedule 1.1(c).

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Borrower or any direct or indirect parent entity of the Borrower, as the case may be, on the Closing Date, including, without limitation, the Management Shareholders, together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrower or any direct or indirect parent entity of the Borrower as applicable, was approved by a vote of a majority of the directors of the Borrower or any direct or indirect parent entity of the Borrower as applicable, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Borrower or any direct or indirect parent entity of the Borrower, as applicable, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Borrower or any direct or indirect parent entity of the Borrower, as applicable.

“Management Shareholders” shall mean James Kiesling, Ralph Bruno, Michael Kapuscinski and John Chalaris, collectively.

“Mandatory Borrowing” shall have the meaning set forth in Section 2.2(e), Section 2.2(f) or Section 2.3(b)(ii), as the context may require.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, results of operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or the perfection or priority of any Lien in favor of the Administrative Agent; provided that for purposes of any Material Adverse Effect qualifier applicable to the Closing Date by reason of Section 4.1, Material Adverse Effect shall exclude any Material Adverse Effect arising from: (i) conditions relating to the industry in which the Credit Parties primarily operate in general and not specifically relating to the Credit Parties (provided that such changes do not adversely affect the Credit Parties (taken as a whole) in a disproportionate manner) or affecting the United States economy generally; (ii) changes resulting from acts of terrorism, acts of war or the escalation of hostilities; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP; (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority; (vi) any action taken by a party to the Acquisition Agreement in accordance therewith; (vii) any adverse change in or effect on the business of the Credit Parties that is cured by the Credit Parties by the Closing; (viii) the public announcement of the transactions contemplated by the Acquisition Agreement; or (ix) the completion of the Transactions.

“Material Contract” shall mean any contract or other arrangement, whether written or oral, to which the Borrower or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect including, without limitation, the Securities Purchase Agreement.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any pollutant, contaminant, chemical, constituent, substance, material or waste subject to regulation or which may give rise to liability in each case under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Amendment” shall have the meaning set forth in Section 4.1(e)(i)(A).

“Mortgage Instrument” shall mean the mortgages, deeds of trust or deeds to secure debt executed by the applicable Credit Party in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the terms of Section 4.1(e)(i), 5.10 or 5.12 of the Existing Credit Agreement, as such mortgages, deeds of trust or deeds to secure debt may be amended by the Mortgage Amendments described in Section 4.1(e)(i)(A) hereof, and any other mortgages, deeds of trust or deeds to secure debt executed by any Credit Party in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the terms of Sections 4.1(e)(i)(B), 5.10 and 5.12, in each case, as the same may be amended, modified, restated or supplemented from time to time.

“Mortgage Policy” shall mean, with respect to any Mortgage Instrument, an ALTA mortgagee title insurance policy issued by a Title Insurance Company in such amount as reasonably approved by the Administrative Agent, assuring the Administrative Agent that such Mortgage Instrument creates a valid and enforceable First Priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policy shall be in form and substance reasonably satisfactory to the Administrative Agent and shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request.

“Mortgaged Property” shall mean any owned or leased real property of a Credit Party with respect to which such Credit Party executes a Mortgage Instrument in favor of the Administrative Agent.

“Multiemployer Plan” shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Note” or “Notes” shall mean the Revolving Notes and/or the Swingline Note, collectively, separately or individually, as appropriate.

“Notes Agreements” shall mean any indenture, note purchase agreement or other agreement pursuant to which the Senior Floating Rate Notes and/or the Senior Notes, or any other notes issued under the Notes Documents with terms, taken as a whole, substantially the same in all material respects or more favorable to the Lenders than the terms of the Senior Floating Rate Notes and/or the Senior Notes, are issued as in effect on the date hereof and thereafter amended from time to time subject to the requirements of this Agreement.

“Notes Documents” shall mean the Senior Floating Rate Notes, the Senior Notes, the Notes Agreements, the Senior Floating Rate Note Guarantees, the Senior Note Guarantees and all other documents executed and delivered with respect to the Senior Floating Rate Notes, the Senior Notes or the Notes Agreements.

“Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i) or a Swingline Loan borrowing pursuant to Section 2.3(b)(i), as appropriate.

“Notice of Conversion” shall mean the written notice of extension or conversion as referenced and defined in Section 2.9.

“Obligations” shall mean, collectively, Loans and LOC Obligations and all other obligations of the Credit Parties to the Administrative Agent and the Lenders under the Credit Documents.

“OFAC” shall have the meaning set forth in Section 3.32.

“Other Parties” shall have the meaning set forth in Section 10.7(c).

“Other Taxes” shall have the meaning set forth in Section 2.17(e).

“Participant” shall have the meaning set forth in Section 9.6(b).

“Participation Interest” shall mean the purchase by a Lender of a participation interest in Letters of Credit as provided in Section 2.2 and in Swingline Loans as provided in Section 2.3.

“Patent License” shall mean all agreements, whether written or oral, providing for the grant by or to a Credit Party of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 3.17.

“Patents” shall mean (a) all letters patent of the United States or any other country and all reissues and extensions thereof, including, without limitation, any thereof referred to in Schedule 3.17, and (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any thereof referred to in Schedule 3.17.

“Patriot Act” shall have the meaning set forth in Section 9.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Perfection Certificate” shall mean a certificate supplement in the form of Schedule 1.1(d) or any other form approved by the Collateral Agent.

“Permits” shall have the meaning set forth in Section 3.6.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party of (a) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person that is incorporated, formed or organized in the United States or (b) any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States or in any other country; provided that in the case of a direct or indirect acquisition of a Foreign Subsidiary or any assets, business line, unit or division located outside the United States of America, on a pro forma basis after giving effect to such acquisition as of the last day of the fiscal quarter recently ended, Domestic Subsidiaries account for (A) at least 80% of the consolidated assets of the Borrower and its Subsidiaries as of the last day of the fiscal quarter most recently ended and (B) at least 80% of the consolidated revenues of the Borrower and its Subsidiaries for the last four full fiscal quarters most recently ended (such Person or such division, line of business or other business unit of such Person or such joint venture shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 hereof, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent and the Required Lenders that, after giving effect to the acquisition on a pro forma basis, the Senior Secured Leverage Ratio shall be less than or equal to 1.5 to 1.0, (iii) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a First Priority perfected security interest in all property (including, without limitation, Capital Stock) acquired with respect to the Target in accordance with the terms of Sections 5.10 and 5.12 and the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 5.10, (iv) after giving effect to the Pro Forma Cost Savings related to such Permitted Acquisition (which shall not exceed the greater of $3,000,000 and 7% of Consolidated EBITDA), the Target shall have earnings before interest, taxes, depreciation and amortization for the four fiscal quarter period prior to the acquisition date in an amount greater than $0, (v) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders of the applicable Credit Party and the Target, (vi) the aggregate consideration (including, without limitation, equity consideration, earn outs or deferred compensation or non-competition arrangements and the amount of Indebtedness and other liabilities assumed by the Credit Parties and their Subsidiaries) paid by the Credit Parties and their Subsidiaries for all acquisitions made during the term of this Agreement shall not exceed $25,000,000 and (vii) after each such Permitted Acquisition there remains at least $15,000,000 in Excess Availability.

“Permitted Investments” shall mean

(1)          investments by the Parent or any Subsidiary of the Parent in any Person (a) that is a Guarantor or (b) as a result of which such Person shall become a Subsidiary of (i) the Borrower or (ii) a Subsidiary of the Borrower or that will merge with or be consolidated into the Borrower or a Subsidiary of the Borrower (in each case to the extent not prohibited by the definition of “Permitted Acquisition), in each case provided that (i) any investment in the form of a loan or advance shall be evidenced by the Subordinated Intercompany Notes and made only where the subordination obligation owing from such Person to the Parent or Subsidiary lender is enforceable under all applicable law and (ii), in the case of a loan or advance by a Credit Party, pledged by such Credit Party as Collateral pursuant to the Security Documents;

(2)          investments in the Borrower by any Subsidiary, provided that any investment in the form of a loan or advance shall be evidenced by the Subordinated Intercompany Notes and, in the case of a loan or advance by a Credit Party, pledged by such Credit Party as Collateral pursuant to the Security Documents;

(3)           investments in cash and Cash Equivalents;

(4)           (x) loans and advances to directors, employees and officers of the Parent and its Subsidiaries in the ordinary course of business for bona fide (including, without limitation, in connection with the purchase of Capital Stock by such directors, employees and officers) business purposes not in excess of $5,000,000 at any one time outstanding and (y) investments made in connection with split-dollar life insurance program;

(5)           Hedging Agreements entered into not for speculative purposes in the Borrower’s or any Subsidiary’s business and otherwise in compliance with this Agreement;

(6)           other investments not to exceed $7,500,000 at any one time outstanding;

(7)           investments in securities of trade creditors or members received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or members or in good faith settlement of delinquent obligations of such trade creditors or members;

(8)           investments represented by guarantees that are otherwise permitted under this Agreement;

(9)           investments the payment for which is Capital Stock of the Parent or direct or indirect parent entity of the Parent that does not constitute Indebtedness hereunder;

(10)        investments made by the Parent or its Subsidiaries as a result of consideration received in connection with an asset sale made in compliance with Section 6.4;

(11)        receivables owing to the Borrower or any Subsidiary if created or acquired in the ordinary course of business;

(12)        payroll, travel, commission and similar advances to cover matters that in good faith are expected at the time of such advances to be treated as expenses for accounting purposes in accordance with GAAP and that are made in the ordinary course of business;

(13)        investments in prepaid expenses, negotiable instruments held for collection, and lease, utility, worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(14)        investments in existence on the Closing Date after giving effect to the Transactions that are set forth on Schedule 1.1(e) and an investment in any Person to the extent such investment replaces or refinances an investment in such Person existing on the Closing Date in an amount not exceeding the amount of the investment being replaced or refinanced; provided, however, that the new investment is on terms and conditions no less favorable than the investment being renewed or replaced;

(15)        any customary indemnity, purchase price adjustment, earnout or similar obligation in each case benefiting the Borrower or any of its Subsidiaries created as a result of any acquisition or disposition of the assets of the Borrower or the assets or Capital Stock of a Person that is a Subsidiary or becomes a Subsidiary as a result of such transaction, but limited in any event to the limitations set forth in the definition of Permitted Acquisition;

(16)        investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons and progress payments made in respect of capital expenditures, in each case in the ordinary course of business;

(17)        investments by the Borrower or any Subsidiary in joint ventures made in compliance with Section 6.4(c) and which, together with all obligations (including, without limitation, Indebtedness, contingent liabilities and capital calls) arising from such investment, do not at any one time exceed $5,000,000 in the aggregate;

(18)        intercompany loans, to the extent permitted by Section 6.1; and

(19)        investments acquired in connection with (and not created in anticipation of) a Permitted Acquisition, provided that such investments shall not require or have any contractual provisions the compliance with which would cause the violation of this Agreement.

As used herein, “investment” shall mean all investments, in cash or by delivery of property made, directly or indirectly in, to or from any Person, whether by acquisition of shares of Capital Stock, property, assets, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.

“Permitted Liens” shall mean:

(i)            Liens created by or otherwise existing, under or in connection with this Agreement or the other Credit Documents in favor of the Administrative Agent for the benefit of the Lenders;

(ii)           Liens in favor of a Hedging Agreement Provider in connection with a Secured Hedging Agreement, but only (A) to the extent such Liens are on the same Collateral as to which the Administrative Agent on behalf of the Lenders also has a Lien and (B) if such Hedging Agreement Provider and the Administrative Agent, on behalf of the Lenders, shall share pari passu in the Collateral subject to such Liens;

(iii)          purchase money Liens securing purchase money Indebtedness (and refinancings thereof) and Liens arising in connection with Capital Leases, but not extending to any other property or assets, in each case to the extent such purchase money Indebtedness and Capital Leases are permitted under Section 6.1(d);

(iv)          Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(v)           statutory and contractual Liens of landlords and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s inchoate, unperfected or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor;

(vi)          pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(vii)         deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(viii)        Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Borrower or any of its Subsidiaries to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property or assets not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(ix)           any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(x)            Liens existing on the Closing Date and set forth on Schedule 1.1(f); provided that (a) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and (b) the principal amount of the Indebtedness secured by such Liens shall not be increased, extended, renewed, refunded or refinanced;

(xi)           judgment Liens not giving rise to an Event of Default;

(xii)          Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Credit Parties;

(xiii)         leases, subleases, licenses and sublicenses of real or personal property or Intellectual Property granted to others that do not materially interfere with the ordinary course of business of the Credit Parties;

(xiv)        Liens in favor of customs and revenue authorities arising as a matter of law to secure custom duties in connection with the importation of goods;

(xv)         easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such lien is attached;

(xvi)        bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(xvii)       the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and

(xviii)      other Liens in addition to those permitted by the foregoing clauses securing Indebtedness in an aggregate amount not to exceed $5,000,000.

 “Permitted Tax Distributions” shall mean (1) in the event that the Borrower is treated as a corporation for applicable federal, state or local income tax purposes and is a member of a consolidated, combined or similar U.S. federal, state or local income tax group of which the Parent or another direct or indirect parent of the Borrower is the common parent, payments, dividends or distributions to Parent, or another direct or indirect parent of the Borrower, as the case may be, in order to pay the portion of any such consolidated, combined or similar income taxes that are attributable to the income of the Borrower and its Subsidiaries (to the extent such taxes are not payable directly by the Borrower or its Subsidiaries); provided that the amount of such payments, dividends or distributions, plus the amount of any such taxes payable directly by the Borrower and its Subsidiaries, do not exceed the taxes that the Borrower and its Subsidiaries would have paid as a stand-alone group; or (2) in the event that the Borrower is treated as a partnership for applicable U.S. federal, state or local income tax purposes, aggregate payments, dividends or distributions to Parent, or any other direct parent entity of the Borrower, as the case may be, in an amount equal to, with respect to any taxable year of the Borrower, the product of (x) the highest combined U.S. federal, state (or provincial) and local statutory tax rate (after taking into account the deductibility of state (or provincial) and local income tax for U.S. federal income tax purposes) applicable to any direct (or, where the direct equity holder is a pass-through entity, indirect) equity holder of the Borrower, or any other direct parent entity of the Borrower, as the case may be, multiplied by (y) the taxable income of the Borrower (to the extent such taxes are not payable directly by the Borrower or its Subsidiaries).

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall mean the Amended and Restated Pledge Agreement dated as of the Closing Date to be executed in favor of the Administrative Agent for the benefit of the Secured Parties by the Borrower and each of the other Credit Parties, as amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“Prime Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Pro Forma Basis” shall mean, in connection with any calculation of Consolidated EBITDA and Indebtedness, after giving effect on a pro forma basis for the period of such calculation to: (1) the incurrence or repayment of any Indebtedness of the Credit Parties (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to this Agreement, occurring during the four-quarter period or at any time subsequent to the last day of the four-quarter period and on or prior to the date of such incurrence or repayment, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the four-quarter period; and (2) any asset sales or asset acquisitions (including, without limitation, any Permitted Acquisition giving rise to the need to make such calculation as a result of the Credit Parties (including any Person who becomes a Credit Party as a result of such Permitted Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets that are the subject of the Permitted Acquisition or asset sale during the four-quarter period) occurring during the four-quarter period or at any time subsequent to the last day of the four-quarter period and on or prior to the Date of such asset sale or Permitted Acquisition, as if such asset sale or Permitted Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the four-quarter period, including giving effect to any Pro Forma Cost Savings; provided that such pro forma effect pursuant to this clause (2) shall be determined using the relevant financial statements of the business acquired or to be acquired if available and, in any event, shall be satisfactory to the Administrative Agent.

“Pro Forma Cost Savings” with respect to any period, the reductions in costs that (1) occurred during the Four-Quarter Period that are directly attributable to a stock or an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act or (2) are implemented, committed to be implemented, the commencement of implementation of which has begun or reasonably expected to be implemented in good faith by the business that was the subject of any such a stock or asset acquisition within six months of the date of the stock or asset acquisition and that are supportable and quantifiable, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any non-one-time incremental expenses incurred or to be incurred during the Four-Quarter Period in order to achieve such reduction in costs.

“Properties” shall have the meaning set forth in Section 3.11(a).

“Purchasing Lenders” shall have the meaning set forth in Section 9.6(c).

“Register” shall have the meaning set forth in Section 9.6(d).

“Related Fund” shall mean, with respect to any Lender or other Person who invests in commercial bank loans in the ordinary course of business, any other fund or trust or entity that invests in commercial bank loans in the ordinary course of business and is advised or managed by such Lender, by an Affiliate of such Lender or other Persons or the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. § 4043.

“Required Lenders” shall mean Lenders holding in the aggregate more than 50% of the Revolving Commitments (and Participation Interests therein) (or, if the Revolving Commitments have been terminated, the outstanding Loans and Participation Interests (including the Participation Interests of the Issuing Lender (in its capacity as a Lender) in any Letters of Credit and of the Swingline Lender (in its capacity as a Lender) in any Swingline Loans)); provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments or, after termination of the Commitments, the principal balance of the Obligations owing to such Defaulting Lender.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to (a) the Borrower, any of the President, the Chief Executive Officer or the Chief Financial Officer of the Borrower or (b) any other Credit Party, any duly authorized officer thereof.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding or (d) any payment or prepayment of principal of, premium (if any), or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.

“Revolving Commitment Percentage” shall mean, for each Revolving Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a) or in the Register, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

“Revolving Commitment Termination Date” shall mean the date which is six (6) years from the Closing Date.

“Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).

“Revolving Exposure” shall mean, with respect to any Revolving Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LOC Committed Amount, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean, as of any date of determination, a Lender holding a Revolving Commitment on such date.

“Revolving Loans” shall have the meaning set forth in Section 2.1.

“Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Borrower provided pursuant to Section 2.1(e) in favor of each of the Lenders evidencing the Revolving Loans, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party and a Hedging Agreement Provider, as amended, modified, restated, supplemented, extended, renewed or replaced from time to time in accordance with its terms.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Lenders and each party to a Hedging Agreement relating to the Loans if at the date of entering into such Hedging Agreement such person was a Lender or an Affiliate of a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person appoints the Administrative Agent as its agent under the applicable Credit Documents.

“Securities Purchase Agreement” shall mean the Securities Purchase Agreement dated as of March 12, 2005 between the Original Borrowers, Parent, CPCapitol Acquisition Corp. and Compression Polymers Holdings LLC.

“Security Agreement” shall mean the Second Amended and Restated Security Agreement dated as of Closing Date given by the Borrower and the other Credit Parties to the Administrative Agent for the benefit of the Secured Parties, as amended, modified, restated, supplemented, extended, renewed or replaced from time to time in accordance with its terms.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, the Mortgage Instruments and any other documents executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s (for the benefit of the Secured Parties) security interests and liens arising thereunder, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage Instrument or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage Instrument and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Credit Party Obligations.

“Senior Floating Rate Note Guarantees” shall mean the guarantees of the Guarantors of the Senior Floating Rate Notes pursuant to the Notes Agreements.

“Senior Floating Rate Notes” shall mean the Borrower’s Senior Floating Rate Notes due 2012 issued pursuant to the Notes Agreements and any registered notes issued by the Borrower in exchange for, and as contemplated by, such notes with substantially identical terms as such notes.

“Senior Note Guarantees” shall mean the guarantees of the Guarantors of the Senior Notes pursuant to the Notes Agreements.

“Senior Notes” shall mean the Borrower’s 11% Senior Notes due 2013 issued pursuant to the Notes Agreements and any registered notes issued by the Borrower in exchange for, and as contemplated by, such notes with substantially identical terms as such notes.

“Senior Secured Leverage Ratio” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of any fiscal quarter, the ratio of (a) secured Indebtedness (other than Indebtedness expressly subordinated to the Loans and Indebtedness under clauses (j) and (k) of the definition thereof) on the last day of such period to (b) Consolidated EBITDA for such twelve month period, in each case calculated on a Pro Forma Basis.

 “Single Employer Plan” shall mean any Plan which is not a Multiemployer Plan.

“Significant Subsidiary” means a Subsidiary of the Borrower which constitutes a “significant subsidiary” within the meaning of Regulation S-X under the Securities Act.

 “Specified Sales” shall mean (a) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business and (b) the sale, transfer or other disposition of Permitted Investments described in clause (2) of the definition thereof.

 “Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms acceptable to the Required Lenders.

“Subordinated Intercompany Note” shall mean a promissory note substantially in the form of Schedule 1.1(g).

 “Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Survey” shall mean, with respect to any Mortgaged Property, maps or plats of an as-built survey of the site of such Mortgaged Property, certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to each of the Administrative Agent and the Title Insurance Company by an independent firm of professional licensed land surveyors reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company, which maps or plats and the survey on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or survey the following:  (a) the locations on such site of all the buildings, structures and other improvements and the established building setback lines; (b) the lines of streets abutting the site and width thereof; (c) all access and other easements appurtenant to the site necessary to use the site; (d) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the site or otherwise known to the surveyor; (e) any encroachments on any adjoining property by the building structures and improvements on the site; and (f) if the site is described as being on a filed map, a legend relating the survey to said map.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.3(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.3(a).

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Wachovia.

“Swingline Loan” shall have the meaning set forth in Section 2.3(a).

“Swingline Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.3(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition”.

“Taxes” shall have the meaning set forth in Section 2.17(a).

“Tax Exempt Certificate” shall have the meaning set forth in Section 2.17(b).

“Title Insurance Company” shall mean First American Title Insurance Company of New York or any other title insurance company reasonable acceptable to the Administrative Agent.

“Total Leverage Ratio” shall mean, at any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of any fiscal quarter, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA.

“Trademark License” shall mean any agreement, written or oral, providing for the grant by or to a Credit Party of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 3.17.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress and service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith (but excluding any intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or, if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office), whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or, otherwise, including, without limitation, any thereof referred to in Schedule 3.17, and (b) all renewals thereof, including, without limitation, any thereof referred to in Schedule 3.17.

“Transferee” shall have the meaning set forth in Section 9.6(f).

“Transfer Effective Date” shall have the meaning set forth in each Commitment Transfer Supplement.

“Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

“UCP” shall have the meaning set forth in Section 2.2(h).

“Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wachovia” shall mean Wachovia Bank, National Association, together with its successors and/or permitted assigns.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

Section 1.2               Other Definitional Provisions.

(a)            Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

(b)            The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)            All certificates and other documents or statements of any sort provided, executed, or attested to by, any officer, director or employee of any Credit Party, are and will be provided, executed or attested to on behalf of such Credit Party, and not in such officer’s, director’s or employee’s individual capacity.

Section 1.3               Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered to the Lenders; provided that, if the Borrower shall notify the Administrative Agent that it wishes to amend the covenant in Section 5.9 and the related definitions to eliminate the effect of any change in GAAP on the operation of such covenant, then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1               Revolving Loans.

(a)            Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time, in an aggregate principal amount of up to such Revolving Lender’s Revolving Commitment Percentage of FORTY MILLION DOLLARS ($40,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.5, the “Revolving Committed Amount”) for the purposes set forth in Section 3.12(a); provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s share of outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s Revolving Commitment Percentage of LOC Obligations at any time shall not exceed the lesser of (A) such Revolving Lender’s Revolving Commitment and (B) such Revolving Lender’s Pro Rata Percentage multiplied by the Borrowing Base then in effect and (ii) with regard to the Revolving Lenders collectively, the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations at any time shall not exceed the lesser of (A) the Revolving Committed Amount and (B) the Borrowing Base then in effect. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, Revolving Loans made on the Closing Date or on any of the ten (10) Business Days following the Closing Date may only consist of Alternate Base Rate Loans or one-month LIBOR Rate Loans. LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b)            Revolving Loan Borrowings.

(i)      Notice of Borrowing. The Borrower may request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 12:00 Noon (Charlotte, North Carolina time) on the Business Day prior to the date of requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof and, if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder. The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender’s share thereof.

(ii)     Minimum Amounts. Each Revolving Loan which is an Alternate Base Rate Loan shall be in a minimum aggregate amount of $500,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan which is a LIBOR Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii)    Advances. Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Schedule 9.2, or at such other office as the Administrative Agent may designate in writing, by 12:00 Noon (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(c)            Repayment. The outstanding principal amount of all Revolving Loans shall be due and payable in full on the Revolving Commitment Termination Date.

(d)            Interest. Subject to the provisions of Section 2.8, Revolving Loans shall bear interest as follows:

(i)      Alternate Base Rate Loans. During such periods as Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(ii)     LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e)            Revolving Notes. Each Revolving Lender’s Revolving Commitment may, if requested by such Revolving Lender, be evidenced by a duly executed promissory note of the Borrower to such Revolving Lender in substantially the form of Schedule 2.1(e).

Section 2.2               Letter of Credit Subfacility.

(a)            Existing Letters of Credit. On the Closing Date, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each such Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, without recourse or warranty, an undivided participation interest in each Letter of Credit issued and outstanding under the Existing Credit Agreement and the related LOC Obligations in the proportion to its Revolving Commitment Percentage (although any Issuing Lender’s Fee payable under Section 2.4(c) shall be payable directly to the Administrative Agent for the account of the Issuing Lender, and the Lenders (other than the Issuing Lender) shall have no right to receive any portion of such Issuing Lender’s Fees) and any security therefore or guaranty pertaining thereto. On and after the Closing Date, each Letter of Credit issued and outstanding under the Existing Credit Agreement shall constitute a Letter of Credit for all purposes hereof.

(b)            Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, Letters of Credit for the account of the Borrower or any other Credit Party (so long as the Borrower acts as a co-applicant for such Letters of Credit) from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations at any time shall not at any time exceed FIVE MILLION DOLLARS ($5,000,000) (the “LOC Committed Amount”), (ii) the total Revolving Exposures at any time shall not exceed the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base then in effect, (iii) all Letters of Credit shall be denominated in Dollars and (iv) Letters of Credit shall be issued for the purposes set forth in Section 3.12(b) and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs, and trade letters of credit. Except as otherwise expressly agreed upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is thirty (30) days prior to the Revolving Commitment Termination Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance date and expiry date of each Letter of Credit shall each be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $100,000. All Letters of Credit issued after the Closing Date shall be issued only by the Issuing Lender.

(c)            Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report and include therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will further provide to the

Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(d)            Participations. Each Revolving Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(e)            Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus two percent (2%) for so long as such amount shall be unreimbursed. Unless the Borrower shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan (a “Mandatory Borrowing”) in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Revolving Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including, without limitation, any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the other Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent, for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Revolving Lender’s Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Revolving Lender from the Issuing Lender if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time), otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received. If such Revolving Lender does not pay such amount to the Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)             Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of

Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2). The proceeds of such Mandatory Borrowing shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b)(i), (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith; provided, however, that in the event any such Mandatory Borrowing should be less than the minimum amount for borrowings of Revolving Loans otherwise provided in Section 2.1(b)(ii), the Borrower shall pay to the Administrative Agent for its own account an administrative fee of $500. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Revolving Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall bear interest payable by such Revolving Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(g)            Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder, except that no Issuing Lender’s Fees shall be due upon extension of evergreen Letters of Credit.

(h)            Uniform Customs and Practices. The Issuing Lender shall have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the “UCP”), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

Section 2.3               Swingline Loan Subfacility.

(a)            Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) for lawful corporate purposes; provided, however, that (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed FIVE MILLION DOLLARS ($5,000,000) (the “Swingline Committed Amount”), and (ii) the total Revolving Exposures shall not exceed the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base then in effect. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b)            Swingline Loan Borrowings.

(i)      Notice of Borrowing and Disbursement. The Swingline Lender will make Swingline Loans available to the Borrower on any Business Day upon delivery of a Notice of Borrowing (which delivery may be by fax) by the Borrower to the Administrative Agent not later than 12:00 Noon (Charlotte, North Carolina time) on such

Business Day. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $50,000 in excess thereof.

(ii)     Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Revolving Commitment Termination Date. The Swingline Lender, at any time and from time to time no less frequently than once weekly shall by written notice to the Borrower and the Administrative Agent that complies with Section 2.1(b)(i) demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Revolving Commitment Termination Date, (B) the occurrence of any Event of Default described in Section 7.1(e), (C) upon acceleration of the Credit Party Obligations hereunder, whether on account of an Event of Default described in Section 7.1(e) or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Borrowing”). Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (1) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Borrowing, or (6) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the purchase occurs hereunder to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(c)            Interest on Swingline Loans. Subject to the provisions of Section 2.8, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d)            Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.3(d).

Section 2.4               Fees.

(a)            Commitment Fee. In consideration of the Revolving Commitment, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Revolving Lenders a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Revolving Committed Amount. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount but Swingline Loans shall not be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

(b)            Letter of Credit Fees. In consideration of the LOC Commitments, the Borrower agrees to pay to the Issuing Lender, for the benefit of all Revolving Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. In addition to such Letter of Credit Fee, the Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee of one-fourth of one percent (¼%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender shall promptly pay over to the Administrative Agent for the ratable benefit of the Revolving Lenders (including the Issuing Lender in its capacity as a Revolving Lender) the Letter of Credit Fee. The Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for such calendar quarter.

(c)            Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Borrower shall pay to the Issuing Lender, for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).

(d)            Administrative Fee. The Borrower agrees to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.

Section 2.5               Commitment Reductions.

(a)            Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than (x) three (3) Business Days’ prior notice to the Administrative Agent in the case of LIBOR Rate Loans and (y) the same Business Day notice to the Administrative Agent in the case of the Alternate Base Rate Loans (and the Administrative Agent shall notify the Revolving Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the aggregate of the Revolving Exposures would exceed the Revolving Committed Amount.

(b)            Revolving Commitment Termination Date. The Revolving Commitment, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Revolving Commitment Termination Date.

Section 2.6               Prepayments.

(a)            Optional Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time as they may elect; provided, however, that each partial prepayment of a Revolving Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof, and each partial prepayment of a Swingline Loan shall be in a minimum principal amount of $100,000 and integral multiples of $50,000 in excess thereof. The Borrower shall give three Business Days’ irrevocable notice in the case of LIBOR Rate Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). All prepayments under this Section 2.6(a) shall be subject to Section 2.16, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment. Amounts prepaid on the Revolving Loans and the Swingline Loans may be reborrowed in accordance with the terms hereof.

(b)            Mandatory Prepayments.

(i)      Revolving Committed Amount. If at any time after the Closing Date, the total Revolving Exposures shall exceed the Revolving Committed Amount, the Borrower immediately shall prepay the Loans in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in Section 2.11).

(ii)     In the event that the total Revolving Exposures exceeds the Borrowing Base then in effect, the Borrower shall, without notice or demand, immediately, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and, third, replace outstanding Letters of Credit in an aggregate amount sufficient to eliminate such excess.

Section 2.7               Minimum Borrowing Amounts and Principal Amount

All borrowings, payments and prepayments in respect of Revolving Loans shall be in such amounts and be made pursuant to such elections so that after giving effect thereto the aggregate principal amount of the Revolving Loans shall be (a) with respect to Alternate Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof and (b) with respect to LIBOR Rate Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof.

Section 2.8               Default Rate and Payment Dates.

During the continuance of any Default or Event of Default under Section 7.1(a) or (e), to the extent permitted by applicable law, all overdue amounts (whether principal, interest or otherwise) in the case of a Default or Event of Default under Section 7.1(a) and all amounts (whether principal, interest or otherwise) in the case of a Default or Event of Default under Section 7.1(e) shall bear interest at a rate per annum equal to 2.00% in excess of the highest applicable interest rate (including the Applicable Margin), which shall be payable upon demand.

Section 2.9               Conversion Options.

(a)            The Borrower may elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans, by giving the Administrative Agent at least three Business Days’ prior irrevocable written notice of such election. A form of Notice of Conversion/ Extension is attached as Schedule 2.9. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b)            Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.9(a); provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base three-month LIBOR Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.10             Computation of Interest and Fees.

(a)            Interest payable hereunder with respect to Alternate Base Rate Loans based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b)            Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)            It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum non-usurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.11             Pro Rata Treatment and Payments.

(a)            Application of Payments. Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Lenders. Each payment, including, without limitation, any mandatory prepayment pursuant to Section 2.6(b), under this Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.4, second, to interest then due and owing in respect of the Notes of the Borrower and, third, to principal then due and owing hereunder and under the Notes of the Borrower. Each payment on account of any fees pursuant to Section 2.4 shall be made pro rata in accordance with the respective amounts due and owing (except as to the portion of the Letter of Credit retained by the Issuing Lender and the Issuing Lender Fees). Prepayments made pursuant to Section 2.14 shall be applied in accordance with such section. All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.17(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Schedule 9.2 in Dollars and in immediately available funds not later than 12:00 Noon (Charlotte, North Carolina time) on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)            Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the invocation of default interest pursuant to Section 2.8) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

SECOND, to the payment of any fees owed to the Administrative Agent in its capacity as such;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise enforcing its rights with respect to the Credit Party Obligations owing to such Lender (irrespective of whether such fees and expenses are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event);

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, including, with respect to any Secured Hedging Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement, in each case of types comparable to interest on loans and not comparable to items referred to in the following clause FIFTH, and any interest accrued thereon (irrespective of whether such fees, interest, premiums or scheduled periodic payments are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event);

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations, including the payment or cash collateralization of the outstanding LOC Obligations and, with respect to any Secured Hedging Agreement, any breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above (irrespective of whether such First Lien Credit Party Obligations or other obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event); and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders and any Hedging Agreement Providers shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Hedging Agreement Provider bears to the aggregate then outstanding Loans, LOC Obligations and obligations payable under all Secured Hedging Agreements) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH”, “SIXTH” and “SEVENTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH”, “SIXTH” and “SEVENTH”, above in the manner provided in this Section 2.11(b). Notwithstanding the foregoing terms of this Section 2.11(b), only Collateral proceeds and payments under the Guaranty with respect to Secured Hedging Agreements shall be applied to obligations under any Secured Hedging Agreement.

Section 2.12             Non-Receipt of Funds by the Administrative Agent.

(a)            Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, in accordance with the terms hereof, the Administrative Agent will promptly notify the Borrower of, and the Borrower shall immediately pay, such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Effective Rate.

(b)            Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that the Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

(c)            A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.12 shall be conclusive in the absence of manifest error.

Section 2.13             Inability to Determine Interest Rate.

Notwithstanding any other provision of this Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a Loan during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period. Unless the

Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that they wish to rescind or modify their request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.14             Illegality.

Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Alternate Base Rate Loans. The Borrower hereby agrees to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.15             Requirements of Law.

(a)            If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.6(c), made subsequent to the date of such assignment or transfer;

(i)      shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit or any application relating thereto, any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for tax on the overall net income of such Lender and changes in the rate of such tax);

(ii)     shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii)    shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or the Letters of Credit or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans or Letters of Credit. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative

Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.

(b)            If any Lender is incapable to make LIBOR Rate Loans, as provided in Section 2.14, or requests compensation under Section 2.15(a) or (c), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder or if the Borrower exercises its replacement rights under Section 9.1(b), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of their interests, rights and obligations under this Agreement and the other Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)      the Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.6(e);

(ii)     such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in the LOC Commitment Amount and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)    such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)            If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be conclusive absent manifest error.

(d)            The agreements in this Section 2.15 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 2.16             Indemnity.

The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by the Borrower in accepting a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 2.17             Taxes.

(a)            All payments made by any Credit Party hereunder or under any Note to any Lender or Administrative Agent shall be, except as provided in this Section 2.17(a) or in Section 2.17(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax (including franchise taxes or taxes imposed on or measured by net income or net profits) imposed by a jurisdiction as a result of a connection or former connection between such Lender and the jurisdiction imposing the tax including a connection arising from such Lender being a citizen or resident of such jurisdiction, being organized in such jurisdiction, or having a permanent establishment or fixed place of business therein, but excluding any such connection arising from the activities of such recipient pursuant to or in respect of this Agreement or the Credit Documents including, but not limited to, executing, delivering or performing its obligations or receiving a payment under or enforcing this agreement or any Credit Document) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Credit Party shall be required by applicable law to deduct or withhold any Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Credit Party shall make such deductions or withholdings and (iii) the applicable Credit Party shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes or Other Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes or Other Taxes (including Taxes or Other Taxes imposed or asserted or attributable to amounts payable under this clause) paid by such Lender.

(b)            Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.6(c) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender and upon any change in lending office, (i) if the Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (claiming benefits under a U.S. income tax treaty) W-8ECI or successor forms) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section

881(c)(3)(A) of the Code, either Internal Revenue Service Form W-8BEN (claiming benefits under a U.S. income tax treaty) W-8ECI as set forth in clause (i) above, or (x) a certificate substantially in the form of Schedule 2.17(b) (any such certificate, a “Tax Exempt Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) and is not a person whose name indicates that it is an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(ii) of the United States Treasury Regulations) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.6(c) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer) on the date of such Assignment or transfer of such Lender two accurate and complete original signed copies of Form W-9 (or successor forms). In addition, each Lender agrees that it will deliver upon the Borrower’s reasonable request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from in United States withholding tax with respect to payments under this Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.17(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.17(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 2.17(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes on such payments. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.17, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner and to the extent set forth in Section 2.17(a) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date (or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to the Section 9.6(c), subsequent to the date of such assignment or transfer) in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof including, without limitation, any such change that precludes a lender from providing a form or certificate described in Section 2.17(b).

(c)            Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(d)            If the Borrower pays any additional amount pursuant to this Section 2.17 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts to obtain a credit if it is in an excess foreign tax credit position and shall have no obligation to use such reasonable efforts if it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower, so as to leave such Lender in no worse position that in which it would have been in if payment of the relevant additional amount had not been made. Nothing contained in this Section 2.17(d) shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.17(d) to the Borrower or any other party.

(e)                                     Borrower shall timely pay all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document (“Other Taxes”) to the relevant governmental authority in accordance with applicable law.

(f)                                       The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

Section 2.18                                      Indemnification; Nature of Issuing Lender’s Duties.

(a)                                     In addition to its other obligations under Section 2.2, the Borrower hereby agrees to protect, indemnify, pay and save each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called “Government Acts”).

(b)                                    As between the Borrower and the Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible:  (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c)                                     In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

(d)                                    Nothing in this Section 2.18 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.2(e) hereof. The obligations of the Borrower under this Section 2.18 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Agreement.

(e)                                     Notwithstanding anything to the contrary contained in this Section 2.18, the Borrower shall have no obligation to indemnify any Issuing Lender in respect of any liability incurred by such Issuing Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by an Issuing Lender), as determined by a court of competent jurisdiction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby jointly and severally represent and warrant to the Administrative Agent and to each Lender that after giving effect to the initial Extension of Credit and the transactions to occur on the Closing Date and thereafter:

Section 3.1                                             Financial Condition.

(a)                                     (i) The audited consolidated and consolidating financial statements of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2004 and 2003, together with the related consolidated and consolidating statements of income or operations, equity and cash flows for the fiscal years ended on such dates and (ii) a pro forma balance sheet of the Borrower and its Subsidiaries as of December 31, 2004:

(A)                              were prepared in accordance with GAAP (to the extent applicable) consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and

(B)                                fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof (subject, in the case of the unaudited financial statements and the pro forma balance sheet, to normal yearend adjustments) and results of operations for the period covered thereby.

(b)                                    The six-year projections of the Borrower and its Subsidiaries delivered to the Lenders on or prior to the Closing Date have been prepared in good faith based upon reasonable assumptions.

Section 3.2                                             No Change.

Since December 31, 2004 (and, after the delivery of annual audited financial statements in accordance with Section 5.1(a), from the date of the most recently delivered annual audited financial statements) there has been no development or event which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3                                             Corporate Existence; Compliance with Law.

The Borrower and each of the other Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority and the legal right to own and operate all its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to conduct business and in good standing under the laws of (i) the jurisdiction of its organization and (ii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) is in compliance with the Patriot Act and (e) is in compliance with all other Requirements of Law, including, without limitation, all federal and state securities laws, except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4                                             Corporate Power; Authorization; Enforceable Obligations.

The Borrower and each of the other Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by the Borrower or the other Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Borrower or the other Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents). Each Credit Document to which it is a party has been duly executed and delivered on behalf of the Borrower or the other Credit Parties, as the case may be. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of the Borrower and each of the other Credit Parties party thereto, as the case may be, enforceable against the Borrower and such other Credit Party party thereto, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5                                             No Legal Bar; No Default.

The execution, delivery and performance of the Credit Documents, the borrowings thereunder and the use of the proceeds of the Loans will not violate any Requirement of Law or any Contractual Obligation of any Credit Party (except those as to which waivers or consents have been obtained) and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents. Neither the Borrower nor any other Credit Party is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.6                                             Permits.

Each of the Credit Parties has such certificates, permits, licenses, franchises, consents, approvals, authorizations and clearances that are material to the condition (financial or otherwise), business or operations of the Credit Parties taken as a whole (“Permits”), and all such Permits are valid and in full force and effect. Each of the Credit Parties is in compliance in all material respects with its obligations under such Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Permits.

Section 3.7                                             No Material Litigation.

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against any Credit Party or any of its Subsidiaries or against any of such Credit Party’s or its Subsidiaries’ respective properties or revenues which (a) challenges the enforceability of the Credit Documents or any Extension of Credit, (b) seeks to enjoin the Transactions or (c) if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 3.8                                             Investment Company Act.

None of the Credit Parties is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. None of the Credit Parties is subject to regulation under the Public Utility Holdings Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur the Credit Party Obligations.

Section 3.9                                             Margin Regulations.

No part of the proceeds of any Loan hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1, and the aggregate value of all “margin stock” owned by the Borrower and its Subsidiaries taken as a group does not exceed 25% of the value of their assets.

Section 3.10                                      ERISA.

Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply, when combined with other such occurrences or failures to comply, would not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period which could reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, as determined in accordance with GAAP, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect.

Section 3.11                                      Environmental Matters.

Except as set forth on Schedule 3.11, which matters, when considered either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect and, except as otherwise could not reasonably be expected to have a Material Adverse Effect:

(a)                                  The facilities and properties owned, leased or operated by the Borrower and the other Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law.

(b)                                 The Properties and all operations of the Borrower and the other Credit Parties and/or their Subsidiaries at the Properties (the “Business”) are in compliance with all applicable Environmental Laws.

(c)                                  Neither the Borrower nor any of the other Credit Parties has received any written notice of violation, alleged violation, non-compliance with any Environmental Law or liability or potential liability under any Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower, any of the other Credit Parties or any of their Subsidiaries have knowledge or reason to believe that any such notice is threatened.

(d)                                 Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(e)                                  No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower and the other Credit Parties, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f)                                    There has been no release or threat of release of Materials of Environmental Concern at, on, under or from the Properties, or arising from or related to the operations of any Credit Party or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

Section 3.12                                      Purpose of Loans.

The proceeds of the Extensions of Credit shall be used solely by the Borrower as follows:

(a)                                  with respect to the Loans, (i) to refinance indebtedness under the Existing Credit Agreement, (ii) for potential working capital adjustments in connection with the Transactions and transactions relating thereto, (iii) to pay fees and expenses owing to the Lenders and the Administrative Agent in connection with this Agreement and (iv) to provide for the working capital and general corporate purposes (including Permitted Acquisitions) of the Borrower and its Subsidiaries; and

(b)                                 the Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, domestic or international trade transactions and obligations not otherwise aforementioned relating to transactions entered into by the applicable account party in the ordinary course of business.

Notwithstanding the foregoing, except as provided in clause (a)(i) above, the proceeds of the Extensions of Credit may not be used to finance the Transactions.

Section 3.13                                      Subsidiaries.

Set forth on Schedule 3.13 is a complete and accurate list of all Subsidiaries of the Credit Parties. Information on such Schedule includes jurisdiction of incorporation or organization; the number of shares of each class of Capital Stock or other equity interests outstanding; the number and percentage of outstanding shares of each class of Capital Stock; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents).

Section 3.14                                      Ownership.

Each Credit Party and its Subsidiaries is the owner of, and has good and marketable title to, all of the respective material assets owned by it and a valid leasehold interest in all assets leased by it and none of such assets is subject to any Lien other than Permitted Liens.

Section 3.15                                      Indebtedness.

Except as otherwise permitted under Section 6.1, the Parent and its Subsidiaries have no Indebtedness.

Section 3.16                                      Taxes.

Each of the Credit Parties and their Subsidiaries has (a) timely filed or caused to be timely filed all material federal, state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP and (ii) which could not, individually or in the aggregate, have a Material Adverse Effect. Each of the Credit Parties and their Subsidiaries has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each of the Credit Parties and their Subsidiaries is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. No Credit Party or Subsidiary has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.17                                      Intellectual Property.

Each of the Credit Parties and their Subsidiaries owns, or has the legal right to use, all Intellectual Property, technology, know-how and processes necessary for each of them to conduct its business as currently conducted. Set forth on Schedule 3.17 is a list of all Copyrights, Registrations for or applications to register Trademarks and Patents, and all material Copyright Licenses, Trademark Licenses and Patent Licenses, owned by each of the Credit Parties and its Subsidiaries or that the Credit Parties or any of their Subsidiaries has the right to use. Except as provided on Schedule 3.17, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor do the Credit Parties or any of their Subsidiaries know of any such claim, and, to the knowledge of the Credit Parties and their Subsidiaries, the use of such Intellectual Property by the Credit Parties or any of their Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Schedule 3.17 may be updated from time to time by the Credit Parties to include new Copyrights, Registrations for or applications to register Trademarks and Patents, and material Copyright Licenses, Trademark Licenses and Patent Licenses by giving written notice thereof to the Administrative Agent.

Section 3.18                                      Solvency.

The fair saleable value of all of the Credit Parties’ assets, measured on a going concern basis, exceeds all probable liabilities of the Credit Parties, including those to be incurred pursuant to this Agreement. None of the Credit Parties (a) has unreasonably small capital in relation to the business in which it is or proposes to be engaged or (b) has incurred, or believes that it will incur after giving effect to the transactions contemplated by this Agreement, debts beyond its ability to pay such debts as they become due.

Section 3.19                                      Investments.

All investments of each of the Credit Parties and their Subsidiaries are Permitted Investments.

Section 3.20                                      Location of Collateral.

Set forth on Schedule 3.20(a) is a list of the Properties of the Credit Parties and their Subsidiaries as of the Closing Date with street address, county and state where located and an indication as to whether such Properties are leased or owned. Set forth on Schedule 3.20(b) is a list of all locations where any tangible personal property of the Credit Parties and their Subsidiaries is located as of the Closing Date, including county and state where located. Set forth on Schedule 3.20(c) is the chief executive office and principal place of business of each of the Credit Parties and their Subsidiaries as of the Closing Date.

Section 3.21                                      No Burdensome Restrictions.

Except for the Notes Documents, neither the Parent nor any of its Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.22                                      Brokers’ Fees.

Except as set forth on Schedule 3.22, neither the Parent nor any of its Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than the closing and other fees payable pursuant to this Agreement.

Section 3.23                                      Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of their Subsidiaries as of the Closing Date, other than as set forth in Schedule 3.23 hereto, and none of the Credit Parties or any of their Subsidiaries (i) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, other than as set forth in Schedule 3.23 hereto or (ii) has knowledge of any potential or pending strike, walkout or work stoppage.

Section 3.24                                      Security Documents.

The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently (or will be, upon the Administrative Agent obtaining control over those items of Collateral that are perfected through control, filing of appropriate financing statements, the filing of appropriate notices with the United States Patent and Trademark Office and the United States Copyright Office and the recordation of the applicable Mortgage Instruments in each case in favor of the Administrative Agent on behalf of the Secured Parties) perfected First Priority security interests and Liens. Except for filings in favor of the Administrative Agent and filings in connection with Permitted Liens, (a) no effective Uniform Commercial Code financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (b) no effective filing covering all or any part of the Intellectual Property is on file in the United States Patent and Trademark Office or the United States Copyright Office.

Section 3.25                                      Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any transaction contemplated hereby or thereby including, without limitation, the Transactions, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which they were made. There is no fact now known to the Borrower, any other Credit Party or any of its Subsidiaries which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by any Credit Party to the Administrative Agent and/or the Lenders.

Section 3.26                                      [Intentionally Omitted].

Section 3.27                                      Material Contracts.

Schedule 3.27 hereto lists the following contracts or other agreements to which any of the Credit Parties is a party as of the date hereof:

(a)                                  any agreement, contract or commitment relating to capital expenditures in excess of $250,000;

(b)                                 any service, consulting, employment or any similar type of contract which provides for the payment of $250,000 or more and is not cancelable without penalty within 90 days;

(c)                                  any distribution agreement or copyright license agreement which provides for the payment or receipt of $250,000 or more and is not cancelable without penalty within 90 days;

(d)                                 any agreement (or group of related agreements) in respect of the creation, incurrence or assumption of any Indebtedness for borrowed money or any guarantee in respect of any Indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

(e)                                  any loan or advance to, or investment in, any Person, or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

(f)                                    any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $250,000;

(g)                                 any agreement (or group of related agreements) for the purchase or sale of raw materials, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any Credit Party, or involve consideration in excess of $250,000 and is not cancelable without penalty within 90 days;

(h)                                 any agreement concerning a partnership or joint venture;

(i)                                     any Capital Lease Obligations in excess of $250,000 or under which a security interest has been imposed on any of the assets or properties of any Credit Party;

(j)                                     any agreement concerning non-competition;

(k)                                  any agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;

(l)                                     any agreement, contract or commitment (or group of related agreements, contracts or commitments) which involves $250,000 or more and is not cancelable without penalty within 90 days; or

(m)                               any collective bargaining agreements.

Except as set forth on Schedule 3.27, the Credit Parties have delivered to the Administrative Agent for its review a correct and complete copy of each written agreement listed in Schedule 3.27 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in such Schedule. Except as set forth on Schedule 3.27, each contract or agreement set forth on or referred to in Schedule 3.27 is in full force and effect and no Credit Party has violated in any material respect any such contract, commitment or agreement and, to the knowledge of the Credit Parties, all the material covenants to be performed by any other party under such contract, commitment or agreement have been performed in all material respects. Any agreement, contract or commitment made in the ordinary course of business, consistent with past practice, involving an obligation or commitment on the part of any of the Credit Parties of less than $250,000 shall be deemed not to be material for purposes of this Section 3.27 and shall not be required to be disclosed on Schedule 3.27.

Section 3.28                                      Insurance.

The present insurance coverage of the Credit Parties and their Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.28 and such insurance coverage complies with the requirements set forth in Section 5.5(b).

Section 3.29                                      Tax Regulations.

The Borrower does not intend to treat the Loans and the Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans, Letters of Credit and Participation Interests in Swingline Loans and Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

Section 3.30                                      Capitalization of the Borrower.

As of the Closing Date, the capitalization of the Borrower shall be 10 common shares issued and outstanding. All outstanding shares of the Borrower have been duly authorized by all necessary corporate action. All outstanding shares of the Borrower are validly issued and shall be free and clear of all Liens, and the issuance of the outstanding shares has not been or will not be, as the case may be, subject to preemptive rights in favor of any Person and will not result in the issuance of any additional shares of the Borrower or the triggering of any antidilution or similar rights contained in any options, warrants, debentures or other securities or agreements of the Borrower.

Section 3.31                                      Location of Material Inventory.

Schedule 3.31 sets forth all locations in the United States where the aggregate value of Inventory owned by the Borrowing Base Parties exceeds $500,000.

Section 3.32                                      Anti-Terrorism Law.

No Credit Party and, to the knowledge of each Credit Party, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

No Credit Party and to the knowledge of the Credit Parties, no Affiliate or broker or other agent of any Credit Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)                  a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)               a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)            a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)           a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)              a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

Section 3.33                                      Accuracy of Borrowing Base.

At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, each Account and each item of Inventory included in the calculation of the Borrowing Base is an Eligible Account and an item of Eligible Inventory, respectively.

Section 3.34                                      Liens Unimpaired.

After giving effect to this Agreement and the Mortgage Amendments, neither the modification of the Existing Credit Agreement effected pursuant to this Agreement nor the execution, delivery, performance or effectiveness of this Agreement

(a)                                  impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document (as such term is defined in the Existing Credit Agreement), and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or

(b)                                 requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1                                             Conditions to Closing Date and Initial Revolving Loans.

This Agreement shall become effective upon, and the obligation of the Lenders to make the initial Revolving Loans on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a)                                  Execution of Agreement. The Administrative Agent shall have received (i) counterparts of this Agreement from each of the Credit Parties, the Administrative Agent and the Lenders, (ii) for the account of each Revolving Lender, a Revolving Note, (iii) for the account of the Swingline Lender, the Swingline Note, and (iv) counterparts of the Security Agreement, the Pledge Agreement, the Mortgage Instruments and any of the other Security Documents from the Credit Parties and the Administrative Agent, in each case conforming to the requirements of this Agreement and executed by a duly authorized officer of each party thereto.

(b)                                 Authority Documents. The Administrative Agent shall have received the following:

(i)                  Articles of Incorporation. Copies of the articles of incorporation or other charter documents, as applicable, of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation and by an officer of such Credit Party as of the Closing Date.

(ii)               Resolutions. Copies of resolutions of the board of directors or comparable managing body of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer of such Credit Party as of the Closing Date to be true and correct and in force and effect as of such date.

(iii)            Bylaws. A copy of the bylaws or comparable operating agreement of each Credit Party certified by an officer of such Credit Party as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)           Good Standing. Copies of (A) certificates of good standing, existence or its equivalent with respect to the each Credit Party certified as of a recent date by the appropriate Governmental Authorities of its state of organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect on the business or operations of the Borrower and its Subsidiaries in such state and (B) a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

(v)              Incumbency. An incumbency certificate of each Credit Party certified by-an officer of such Credit Party as of the Closing Date to be true and correct.

Each officer’s certificate delivered pursuant to this Section 4.1(b) shall be substantially in the form of Schedule 4.1(b) hereto.

(c)                                  Legal Opinions of Counsel. The Administrative Agent shall have received an opinion or opinions of counsel for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent (which shall include, without limitation, opinions with respect to the due organization and valid existence of each Credit Party and opinions as to perfection of the Liens granted to the Administrative Agent pursuant to the Security Documents).

(d)                                 Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i)                  the Subordinated Intercompany Notes executed by and among the Borrower and each of its Subsidiaries, accompanied by instruments of transfer undated and endorsed in blank;

(ii)               searches of Uniform Commercial Code filings, tax and judgment liens in the jurisdiction of the chief executive office and the jurisdiction of incorporation or formation of each Credit Party and each jurisdiction where any portion of Collateral with a value of $500,000 or more is located or where a filing would need to be made in order to perfect the Administrative Agent’s Liens, searches in the United States Patent and Trademark Office and United States Copyright Office, and security interests in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(iii)            completed UCC financing statements (including the federal tax identification number of each Credit Party to the extent required) for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s Liens and security interests in the Collateral;

(iv)           duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s Liens and security interests in the Collateral;

(v)              in the case of any personal property Collateral located at premises leased by a Credit Party, such estoppel letters, consents and waivers from the landlords for such premises as may be required by the Administrative Agent and as such Credit Party may be able to procure using its commercially reasonable efforts; provided that, if such Credit Party is not able to procure such letters, consents, or waivers using its commercially reasonable efforts, it shall promptly so notify the Administrative Agent;

(vi)           evidence of any other filings, recordations, pay-off letters, satisfactions of judgments, control agreements, instruments necessary to perfect the Administrative Agent’s security interest in any Chattel Paper and Instruments of each Credit Party, or other documents or actions that are, in the Administrative Agent’s reasonable opinion, necessary for the purpose of perfecting the Administrative Agent’s Liens and security interests in the Collateral; and

(vii)        a Control Agreement executed by the applicable Credit Party and the applicable depository institution or securities intermediary, which such Control Agreement shall be in form and substance satisfactory to the Administrative Agent, and, to the extent the applicable depository institution or securities intermediary refuses to execute an acceptable Control Agreement as required by this clause (vii), the Credit Parties shall take such other actions with respect to such deposit or securities account as the Administrative Agent may reasonably require.

(e)                                  Real Property Collateral and Leased Real Property. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent and the Lenders:

(i)                  with respect to (A) each Mortgage Instrument encumbering each Mortgaged Property listed in Schedule 3.20(a) owned by the Borrower on the closing date of the Existing Credit Agreement, a Mortgage Amendment thereto substantially in the form of

Schedule 4.1(e)(i)(A) (each, a “Mortgage Amendment”) and with respect to (B) the Mortgaged Property located at 888 North Keyser Avenue, Scranton, Pennsylvania, a Mortgage Instrument substantially in the form of Schedule 4.1(e)(i)(B), in each case duly executed and acknowledged by the applicable Credit Party, and otherwise in form for recording in the recording office where each such Mortgage Instrument shall be recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(ii)               with respect to (A) each Mortgaged Property owned by the Borrower on the closing date of the Existing Credit Agreement, a copy of the Mortgage Policy relating to the Mortgage Instrument encumbering such Mortgaged Property and an endorsement with respect thereto (each, an “Amended Mortgage Policy”) assuring the Administrative Agent that the Mortgage Instrument, as amended by the Mortgage Amendment, is a valid and enforceable First Priority Lien on such Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties free and clear of all defects and encumbrances and liens except Permitted Liens, and such Amended Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and (B) the Mortgaged Property located at 888 North Keyser Avenue, Scranton, Pennsylvania, a Mortgage Policy relating to the Mortgage Instrument encumbering such Mortgaged Property assuring the Administrative Agent that the Mortgage Instrument is a valid and enforceable First Priority Lien on such Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties free and clear of all defects and encumbrances and liens except Permitted Liens, and such Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent; and

(iii)            evidence as to (A) whether any such Mortgaged Property listed in Schedule 3.20(a) is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (B) if any such Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (x) as to the fact that such Mortgaged Property is a Flood Hazard Property and (y) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (z) copies of insurance policies or certificates of insurance of the Credit Parties evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Secured Parties;

(iv)           with respect to each of the Mortgaged Properties listed in Schedule 3.20(a), an opinion of counsel to the Credit Parties for the jurisdiction in which such Mortgaged Property is located, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.

(f)                                    Liability, Casualty and Business Interruption Insurance. The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability, casualty and business interruption insurance meeting the requirements set forth herein or in the Security Documents. The Administrative Agent shall be named as loss payee and additional insured on all such insurance policies for the benefit of the Lenders.

(g)                                 Fees. The Administrative Agent and the Lenders shall have received all fees, if any, owing pursuant to the Fee Letter and Section 2.4.

(h)                                 Solvency Certificate. The Administrative Agent shall have received an officer’s certificate for the Credit Parties prepared by the chief financial officer of the Borrower as to the solvency of the Credit Parties on a consolidated basis after giving effect to the Acquisition and the initial borrowings under the Credit Documents, in substantially the form of Schedule 4.1(h) hereto.

(i)                                     Officer’s Certificate. The Administrative Agent shall have received an officer’s certificate for the Borrower prepared by the chief financial officer of the Borrower certifying and demonstrating that, after giving effect to the initial Extensions of Credit to be made on the Closing Date and all other transactions to occur on the Closing Date, the Credit Parties are in compliance with each of the financial covenant set forth in Section 5.9 on a pro forma basis.

(j)                                     Patriot Act Certificate. The Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act including, without limitation, the identity of the Borrower, the name and address of the Borrower and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Borrower in accordance with the Patriot Act.

(k)                                  Account Designation Letter. The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1(a) hereto.

(l)                                     Consents. The Administrative Agent shall have received evidence that all material governmental, board of director, shareholder and third party consents and approvals necessary in connection with the financings and other transactions contemplated hereby have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of such transactions.

(m)                               Bankruptcy. There shall be no bankruptcy or insolvency proceedings with respect to the Borrower or any of its Subsidiaries.

(n)                                 Material Adverse Effect. No Material Adverse Effect shall have occurred or shall result from the initial Extensions of Credit hereunder or the consummation of the transactions contemplated hereunder to occur on the Closing Date.

(o)                                 Financial Statements. The Administrative Agent shall have received copies of the financial statements and information referenced in Section 3.1 hereof, each in form and substance satisfactory to it.

(p)                                 Termination of Existing Indebtedness. All existing Indebtedness for borrowed money of the Borrower or any of its Subsidiaries (other than the Indebtedness listed on Schedule 6.1(b)) shall have been repaid in full and terminated and all Liens relating thereto shall have been terminated.

(q)                                 Officer’s Certificates. The Administrative Agent shall have received a certificate executed by a responsible officer of the Borrower as of the Closing Date stating that (i) there does not exist any pending or threatened litigation or investigation, bankruptcy or insolvency, injunction, order or claim with respect to the Borrower or any of its Subsidiaries (A) related to this Agreement or any other Credit Document or (B) that could reasonably be expected to result in a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date, and (ii) immediately after giving effect to this Agreement, the other Credit Documents and all the transactions contemplated therein to occur on such date, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Credit Documents are true and correct.

(r)                                    Borrowing Base Certificate and Minimum Excess Availability. A Borrowing Base Certificate, dated as of the Closing Date, which Borrowing Base Certificate shall evidence Excess Availability of no less than $32.0 million after giving effect to the initial funding of Loans on the Closing Date and the consummation of the Transactions.

(s)                                  Original Closing Date. The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it on the closing date of the Existing

Credit Agreement was subject to the satisfaction of all of the conditions precedent set forth in Section 4.1 of the Existing Credit Agreement.

(t)                                    Equity Contribution; Consummation of Notes Offerings. (i) The Equity Contribution shall have been made and (ii) the offerings of the Senior Floating Rate Notes and the Senior Notes shall have been consummated in accordance with the terms of the Notes Documents and resulted in gross proceeds of at least $215.0 million and onloaned by the Borrower to the Purchasers.

(u)                                 No Amendment of Securities Purchase Agreement; Consummation of Transactions. The Securities Purchase Agreement shall not have been amended or modified in any material respect or any material condition therein waived without the prior written consent of Wachovia and the Lenders (except for any amendment or modification pursuant to and in accordance with Section 6.13 of the Securities Purchase Agreement that is not, in the sole judgment of Wachovia, adverse to the Lenders). The Transactions shall have been consummated in all material respects in accordance with the terms of the Securities Purchase Agreement and in compliance with Requirements of Law and regulatory approvals.

(v)                                 Minimum Adjusted EBITDA. The Administrative Agent shall be reasonably satisfied that, after giving pro forma effect to the Acquisition, the total Revolving Exposures, if any, under this Agreement on the Closing Date, the Senior Floating Rate Notes and the Senior Notes, and the consummation of the other elements of the Transactions, the Adjusted EBITDA of the Borrower and its consolidated Subsidiaries (calculated on a basis consistent with the calculation of “Adjusted EBITDA” in Figure 58 of the Target’s Confidential Information Memorandum dated November 12, 2004, which is attached hereto as Schedule 4.1(v)) for the twelve (12) month period ending on the last day of the month ending at least eight business days immediately preceding the Closing Date shall be not less than $39.0 million.

(w)                               Additional Matters. All other documents and legal matters in connection with the Closing Date and the obligation of the Lenders to make the initial Revolving Loans under this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Section 4.2                                             Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)                                  Representations and Warranties. The representations and warranties made by the Credit Parties herein (other than, with respect to the Closing Date, Section 3.2), in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects (except for those representations and warranties that are already qualified by materiality, in which case such representations and warranties will be correct in all respects as set forth herein) on and as of the date of such Extension of Credit as if made on and as of such date, unless expressly stated to relate to a specific date, in which case such representations and warranties shall be true in correct in all material respects as of such specific date.

(b)                                 No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c)                                  Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the total Revolving Exposures shall not exceed the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base then in effect, (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

(d)                                 Additional Conditions to Revolving Loans. If a Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.

(e)                                  Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, all conditions set forth in Section 2.2 shall have been satisfied.

(f)                                    Additional Conditions to Swingline Loans. If a Swingline Loan is requested, all conditions set forth in Section 2.3 shall have been satisfied.

Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute representations and warranties by the Borrower as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) through (f) of this Section have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations (other than contingent indemnity obligations), together with interest, Commitment Fee and all other amounts owing to the Administrative Agent or any Lender hereunder, are paid in full, the Credit Parties shall, and shall cause each of their Subsidiaries (other than in the case of Section 5.1, 5.2 or 5.7 hereof), to:

Section 5.1                                             Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a)                                  Annual Financial Statements. As soon as available, but in any event within the time period after the end of each fiscal year of the Borrower that would have been required of the Borrower under Form 10-K had the Borrower been subject to such requirements (which, for the year ending December 31, 2005, is expected to be March 31, 2006), a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such year which, other than in the case of the consolidating statements, shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification; provided that the filing by the Borrower of Form 10-K that complies with the requirements for such form with the Securities and Exchange Commission shall satisfy the requirements of the foregoing paragraph;

(b)                                 Quarterly Financial Statements. As soon as available and in any event within the time period after the end of the first three fiscal quarters in each fiscal year of the Borrower that would have been required of the Borrower under Form 10-Q had the Borrower been subject to such requirements (which, for the quarters ending March 31, June 30 and September 30, 2006, are expected to be May 15, August 14 and November 14, 2006, respectively), a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such period and related consolidated and consolidating statements of income and retained earnings and of cash flows for the Borrower and its consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments) and which statements shall reflect the adjustment from the standard cost value to the actual value of the inventory of the Borrower and its consolidated Subsidiaries for such quarterly period; provided that the filing by the Borrower of Form 10-Q that complies with the requirements for such form with the Securities and Exchange Commission shall satisfy the requirements of the foregoing paragraph;

(c)                                  Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each calendar month (other than the last month of each fiscal quarter), a company-prepared consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such period and related company-prepared statements of income and retained earnings and of cash flows for the Borrower and its consolidated Subsidiaries for such monthly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments) and which statements shall reflect the adjustment from the standard cost value to the actual value of the inventory of the Borrower and its consolidated Subsidiaries for such monthly period; and

(d)                                 Annual Operating Budget and Cash Flow Projections. As soon as available, but in any event concurrently with the delivery of financial statements pursuant to Section 5.1(a), a copy of the detailed annual operating budget or plan including cash flow projections of the Borrower and its Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments and absence of footnotes) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3.

Section 5.2                                             Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a)                                  concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer, substantially in the form of Schedule 5.2(b), (i) stating that, to the best of such Responsible Officer’s knowledge, each of the Credit Parties during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Agreement to be observed, performed or satisfied by it, (ii) stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (iii) including the calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period, (iv) stating that the financial information provided has been prepared in accordance with GAAP applied consistently for the periods related thereto, and (v) stating that, during such period, there have been no material changes in accounting policies as required by GAAP or otherwise unless indicated on such certificate or in the financial statements and accompanying notes;

(c)                                  promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to the Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person;

(d)                                 concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a management report (i) describing the operations and financial condition of the Credit Parties for the quarter then ended and the portion of the current fiscal year then elapsed (or for the fiscal year then ended in the case of year-end financials), (ii) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year, and (iii) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of the Borrower to the effect that such information fairly presents the results of operations and financial condition of the Credit Parties as at the dates and for the periods indicated; provided that, unless the Administrative Agent or any Lender reasonably requires the information set forth in this clause (d), the management’s discussion and analysis of financial condition and results of operation disclosure in Form 10-K or Form 10-Q, as applicable, filed with the Securities and Exchange Commission shall satisfy the requirements of this paragraph

(e)                                  promptly upon their becoming available, copies of (i) all Securities and Exchange Commission reports of the Credit Parties, (ii) all financial statements, reports, notices and proxy statements sent or made available by the Credit Parties to their security holders, (iii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any of the Credit Parties with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (iv) all press releases and other statements made available by any of the Credit Parties to the public concerning material developments in the business of any of the Credit Parties;

(f)                                    not less than ten (10) Business Days prior to the consummation of any Permitted Acquisition:

(i)                  a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment) and of each Target,

(ii)               if available, audited financial statements of the Target for its two (2) most recent fiscal years prepared by independent certified public accountants and unaudited fiscal year-to-date statements for the two (2) most recent interim periods, in each case which are reasonably satisfactory in form and substance to the Administrative Agent,

(iii)            consolidated projected income statements of the Borrower and its consolidated Subsidiaries (giving effect to such Permitted Acquisition and the consolidation with the Borrower of each relevant Target) for the three (3)-year period following the consummation of such Permitted Acquisition, in reasonable detail, together with any appropriate statement of assumptions and pro forma adjustments reasonably acceptable to the Administrative Agent, it being understood that such projections are by their nature speculative, and actual results may differ materially,

(iv)           a certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by a Responsible Officer of the Borrower (A) setting forth the best good faith estimate of the aggregate consideration (including, without limitation, equity consideration, earn outs or deferred compensation or non-competition arrangements and the amount of Indebtedness and other liabilities assumed by the Credit Parties and their Subsidiaries) to be paid for each Target and (B) certifying that (1) such Permitted Acquisition complies with the requirements of this Credit Agreement and (2) after giving effect to such Permitted Acquisition and any borrowings in connection therewith, the Borrower believes in good faith that it will have sufficient availability under the Revolving Committed Amount to meet its ongoing working capital requirements,

(v)              any due diligence reports prepared by, or on behalf of, any Credit Party with respect to the Target, and

(vi)           promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request; and

(g)                                 promptly but in no case less than ten (10) Business Days after the incurrence of Indebtedness by the Parent under Section 6.1(m), the operative documents governing such Indebtedness.

Section 5.3                                             Payment of Taxes.

Except as could not reasonably be expected to have a Material Adverse Effect, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (b) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

Section 5.4                                             Conduct of Business and Maintenance of Existence.

Continue to engage in business of the same general type as now conducted by it on the Closing Date and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; and (b) comply with all Contractual Obligations and Requirements of Law applicable to it except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.5                                             Maintenance of Property; Insurance.

(a)                                     Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted);

(b)                                    Maintain with financially sound and reputable insurance companies (i) insurance on all its material property (including, without limitation, its material tangible Collateral), (ii) the Key-Man Life Insurance Policy and (iii) business interruption insurance in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried; provided, however, that the Credit Parties and their Subsidiaries may maintain self insurance plans to the extent companies of similar size and in similar businesses do so. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days’ prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of the Credit Parties or any of their Subsidiaries or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies; and

(c)                                     In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction. In case of any loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Credit Party’s cost and expense, will promptly repair or replace the Collateral of such Credit Party so lost, damaged or destroyed.

Section 5.6                                             Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent or any Lender, the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than materials protected by the attorney-client privilege and materials which the Borrower may not disclose without violation of a confidentiality obligation binding upon it) at any reasonable time (upon three days advance notice so long as no Default or Event of Default shall have occurred and be continuing) and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Parent and its Subsidiaries with officers and employees of the Parent and its Subsidiaries and with their independent certified public accountants.

Section 5.7                                             Notices.

Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a)                                  promptly, but in any event within two (2) Business Days after any Credit Party knows or has reason to know thereof, the occurrence of any Default or Event of Default;

(b)                                 promptly, any default or event of default under any Contractual Obligation of the Borrower, or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(c)                                  promptly, any litigation, or any investigation or proceeding known to any Credit Party, affecting the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(d)                                 as soon as possible and in any event within thirty (30) days after any Credit Party knows or has reason to know thereof (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, in each case which such Reportable Event, contribution, Lien, withdrawal, termination, Reorganization or Insolvency is in an amount $2,500,000 or greater or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan in each case which such institution of proceedings or taking of any other action is in an amount of $2,500,000 or greater;

(e)                                  promptly, any notice of any violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws; and

(f)                                    promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8                                             Environmental Laws.

(a)                                     Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b)                                    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect; and

(c)                                      If a Default caused by reason of a breach of Section 3.11 or Section 5.8(a) or (b) shall have occurred and be continuing for more than thirty (30) days without the Credit Parties commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Credit Parties, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Materials of Environmental Concern and the estimated cost of any compliance or corrective action to address them.

(d)                                    Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor as determined by a court of competent jurisdiction. The agreements in this paragraph shall survive repayment of the Notes and all other Credit Party Obligations payable hereunder.

Section 5.9                                             Financial Covenant.

Commencing on the day immediately following the Closing Date, the Senior Secured Leverage Ratio shall at all times be less than or equal to 1.50 to 1.00.

Section 5.10                                      Additional Subsidiary Guarantors.

The Credit Parties will cause each of their Domestic Subsidiaries, whether newly formed, after acquired or otherwise existing, to promptly (and in any event within thirty (30) days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Credit Parties shall give notice to the Administrative Agent not less than ten (10) days prior to creating a Subsidiary or acquiring the Capital Stock of any other Person. The Credit Party Obligations shall be secured by, among other things, a First Priority, perfected security interest in the Collateral of such new Guarantor and a pledge of 100% of the Capital Stock of such new Guarantor and its Domestic Subsidiaries and 65% (or such higher percentage that would not result in material adverse tax consequences for such new Guarantor) of the voting Capital Stock and 100% of the non-voting Capital Stock of its first-tier Foreign Subsidiaries. In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b)-(f) and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request.

Section 5.11                                      Compliance with Law.

Each Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have a Material Adverse Effect.

Section 5.12                                      Pledged Assets.

Each Credit Party will, and will cause each of its Subsidiaries to, be subject at all times to a First Priority, perfected Lien with respect to all of such Person’s Collateral (subject in each case to Permitted Liens) in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request. Each Credit Party shall, and shall cause each of its Subsidiaries to, adhere to the covenants regarding the location of personal property as set forth in the Security Documents.

Section 5.13                                      Security Interests; Further Assurances.

Promptly, upon the reasonable request of the Administrative Agent or any Lender, at Borrower’s expense, each Credit Party will, and will cause each of its Subsidiaries to, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Each Credit Party will, and will cause each of its Subsidiaries to, deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Credit Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, each Credit Party will, and will cause each of its Subsidiaries to, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent such Lender may require. If the Administrative Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Properties or any other real property of any Credit Party constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent.

Section 5.14                                      Information Regarding Collateral.

Not effect any change (i) in any Credit Party’s legal name, (ii) in the location of any Credit Party’s chief executive office, (iii) in any Credit Party’s identity or organizational structure, (iv) in any Credit Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Credit Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than 10 days’ prior (or, in the case of the foregoing clause (ii), prompt subsequent) written notice (in the form of an officers’ certificate), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Credit Party agrees to promptly provide the Administrative Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Credit Party also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.

Section 5.15                                      Use of Proceeds.

Use the proceeds of the Loans or the Swingline Loans only for the purposes set forth in Section 3.12(a) and request the issuance of Letters of Credit only for the purposes set forth in Section 3.12(b). The net proceeds of the issuance of the Senior Floating Rate Notes and the Senior Notes and the Equity Contribution used to finance the

Acquisition shall be onloaned to the Purchasers via the Subordinated Intercompany Notes that shall be pledged by the Borrower as Collateral pursuant to the Security Documents.

Section 5.16                                      Borrowing Base-Related Reports.

The Borrower shall deliver or cause to be delivered (at the expense of the Borrower) to the Administrative Agent the following:

(a)                                  in no event less frequently than fifteen (15) days after the end of each month for the month most recently ended, a Borrowing Base Certificate, together with such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable credit judgment; and

(b)                                 such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Credit Parties as the Administrative Agent shall from time to time request in its reasonable good faith credit judgment.

The delivery of each certificate and report or any other information delivered pursuant to this Section 5.16 shall constitute a representation and warranty by the Borrower that the statements and information contained therein are true and correct in all material respects on and as of such date.

Section 5.17                                      Borrowing Base Verification.

Any of the Administrative Agent’s officers, employees or agents shall have the right, at any time or times, upon reasonable prior notice and during normal business hours, in the name of the Administrative Agent, any designee of the Administrative Agent or the Borrower, to verify the validity, amount or any other matter relating to Accounts or Inventory by mail, telephone, electronic communication, personal inspection or otherwise (provided that no Account Debtor may be contacted unless an Event of Default shall have occurred and be continuing) and to conduct field audits of the financial affairs and Collateral of the Credit Parties. The Borrower shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process. The Credit Parties shall cooperate fully with the Administrative Agent and its agents during all Collateral field audits, which shall be at the expense of the Borrower and may be conducted semi-annually or, following the occurrence and during the continuation of an Event of Default, more frequently at the Administrative Agent’s reasonable request.

Section 5.18                                      Post-Closing Collateral Matters.

To the extent not previously delivered as of the Closing Date, the applicable Credit Parties shall use their commercially reasonable efforts to obtain and deliver to the Administrative Agent, within ten (10) days after the Closing Date (unless waived or extended by the Administrative Agent in its discretion) a Mortgage Policy meeting the requirements of Section 4.1(e)(ii)(B).

ARTICLE VI

NEGATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations (other than contingent indemnity obligations) under the Credit Documents, together with interest, Commitment Fee and all other amounts owing to the Administrative Agent or any Lender hereunder, are paid in full:

Section 6.1                                             Indebtedness.

The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                  Indebtedness arising or existing under this Agreement and the other Credit Documents;

(b)                                 Indebtedness of the Borrower and its Subsidiaries existing as of the Closing Date as referenced in the financial statements referenced in Section 3.1 (and set out more specifically in Schedule 6.1(b)) hereto;

(c)                                  Indebtedness and the Guaranty Obligations of the Parent and its Subsidiaries under the Senior Floating Rate Notes and the Senior Notes in the amount outstanding on the Closing Date;

(d)                                 Indebtedness of the Borrower and its Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of installation, construction or improvement of an asset, provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the total amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding;

(e)                                  Indebtedness of the Parent owed to a Subsidiary of the Parent and Indebtedness of any Subsidiary of the Parent owed to the Parent or another Subsidiary of the Parent for so long as such Indebtedness is held by the Parent or a Subsidiary of the Parent; provided, however, that any event that results in any such Indebtedness being held by a Person other than the Parent or a Subsidiary shall constitute the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness pursuant to this clause (e); provided further that (i) Indebtedness of Foreign Subsidiaries to the Parent and/or its Domestic Subsidiaries shall comply with Section 6.7, (ii) no more than $5,000,000 in the aggregate of Indebtedness pursuant to this clause (e) may be outstanding to all Foreign Subsidiaries at any one time, (iii) any Indebtedness in the form of a loan or advance shall be evidenced by the Subordinated Intercompany Notes and, in the case of a loan or advance by a Credit Party, pledged by such Credit Party as Collateral pursuant to the Security Documents; and (iv) any Indebtedness of the Parent owed to the Borrower or any Subsidiary of the Borrower would have been permitted by Section 6.10 as if such Indebtedness had been a Restricted Payment from the Borrower to the Parent;

(f)                                    Indebtedness and obligations owing under Secured Hedging Agreements and other Hedging Agreements entered into in the ordinary course of business in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(g)                                 Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(h)                                 Indebtedness and obligations of the Borrower and its Subsidiaries owing under documentary letters of credit for the purchase of goods or other merchandise (but not under standby, direct pay or other letters of credit except for the Letters of Credit hereunder) generally;

(i)                                     Refinancing by the Borrower or any Subsidiary of Indebtedness incurred in accordance with clause (b) or this clause (i) of this Section 6.1, in each case that does not: (x) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium reasonably required to be paid and plus the amount of reasonable expenses incurred by the Borrower or any Subsidiary in connection with such Refinancing); or (y) create Indebtedness with (1) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (2) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (I) if such Indebtedness being refinanced is Indebtedness solely of the Borrower, then such refinancing Indebtedness shall be Indebtedness solely of the Borrower, (II) if such Indebtedness being refinanced is Indebtedness solely of a Guarantor, then such refinancing Indebtedness shall be Indebtedness solely of the Borrower or a Guarantor and (III) if such Indebtedness being refinanced is subordinate or junior to the Credit Party Obligations, then such Refinancing Indebtedness shall be subordinate to the Credit Party Obligations at least to the same extent and in the same manner as the Indebtedness being refinanced;

(j)                                     Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 6.1;

(k)                                  Indebtedness of the Borrower or any of its Subsidiaries in respect of bid, payment and performance bonds, bankers’ acceptances, workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, surety or appeal bonds, or guarantees of the foregoing types of Indebtedness referred to in this clause (k) and other obligations of a like nature, payment obligations in connection with self-insurance or similar obligations, bank overdrafts and the financing of insurance premiums in the ordinary course of business and any letter of credit issued in connection with the foregoing, and in any such case any reimbursement obligation in connection therewith;

(l)                                     Indebtedness arising from agreements of the Parent or a Subsidiary to provide for customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, in each case, incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Borrower, or the assets or Capital Stock of a Person that is or becomes a Subsidiary of the Borrower in accordance with the terms of this Agreement, other than guarantees of Indebtedness of any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; and

(m)                               additional Indebtedness (including Acquired Indebtedness) of the Parent and the Subsidiaries in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding.

Section 6.2                                             Liens.

The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

Section 6.3                                             Nature of Business.

The Credit Parties will not, nor will they permit any Subsidiary to, alter the character of its business in any material respect from that conducted as of the Closing Date and any business substantially similar, related, ancillary or incidental thereto.

Section 6.4                                             Consolidation, Merger, Sale or Purchase of Assets, Acquisitions, etc.

The Credit Parties will not, nor will they permit any Subsidiary to,

(a)                                  dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time except the following, without duplication, shall be expressly permitted:

(i)                  Specified Sales;

(ii)               the sale, lease, conveyance, disposition or other transfer of products, services, inventory or accounts receivable in the ordinary course of business and disposals or replacements of damaged, worn-out or obsolete assets or assets no longer useful in the business;

(iii)            the sale, lease or transfer of property or assets (at fair value) between the Borrower and any Guarantor (other than the Parent);

(iv)           the sale, lease or transfer of property or assets from a Credit Party other than the Borrower to another Credit Party (other than the Parent);

(v)              the termination of any Hedging Agreement permitted pursuant to Section 6.1(f);

(vi)              a transfer of assets, by means of trade-in, of equipment owned by it and used or previously used in the ordinary course of business, so long as such equipment is replaced, substantially concurrently, by like-kind equipment;

(vii)           any issuance of Capital Stock of Foreign Subsidiaries to foreign nationals as required by foreign law and in the ordinary course of business;

(viii)        the licensing or sublicensing of intellectual property or other general intangibles (such as Intellectual Property, technology, know-how and processes) to the extent that such license does not prohibit the licensor from using the intellectual property and in the ordinary course of business and licenses, leases or subleases of other property in the ordinary course of business;

(ix)                a transfer of property or assets that is a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, in each case in the ordinary course of business;

(x)                   any sale of Capital Stock permitted by Section 6.7; and

(xi)                transactions during the term of this Agreement for which the Borrower or its Subsidiaries receive aggregate consideration of less than $3.0 million, in each case in the ordinary course of business, provided that in each case (x) at least 75% of the consideration received therefor (other than with respect to any sale, lease or transfer pursuant to clause (iii) through (x) above) by the Credit Parties or any such Subsidiary is in the form of cash or Cash Equivalents or extinguishment or assumption of unsubordinated Indebtedness, and (y) no Event of Default then exists or shall result from such sale, transfer or other disposition of assets; provided, further, that with respect to sales of assets permitted hereunder to unrelated third parties only, the Administrative Agent shall be entitled, without the consent of the Required Lenders, to release its Liens relating to the particular assets sold; or

(b)                                 purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the Capital Stock, property or assets of any Person (other than Permitted Investments, Permitted Acquisitions, making capital expenditures and purchases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein) or enter into any transaction of merger or consolidation (other than to the extent constituting a Permitted Acquisition); or

(c)                                  form or enter into a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, unless the aggregate amount outstanding at any one time of all such investments and all obligations (including, without limitation, Indebtedness, contingent liabilities and capital calls) arising from such investments does not exceed $5.0 million; provided that no such joint venture, partnership, or other similar arrangements may be formed to circumvent the requirements of Section 6.13.

Section 6.5                                             Advances, Investments and Loans.

The Credit Parties will not, nor will they permit any Subsidiary to, lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person except for Permitted Investments; provided that no such joint venture, partnership or other similar arrangement may be entered into to circumvent the requirements of Section 6.13.

Section 6.6                                             Transactions with Affiliates.

Except as permitted in subsection (iv) of the definition of Permitted Investments and in the Management Agreement and as set forth on Schedule 6.6, the Credit Parties will not, nor will they permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable to the Credit Parties as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate; provided that the foregoing shall not prohibit:

(a)                                  reasonable fees and compensation paid to and indemnity provided on behalf of, our officers, directors or employees or those of any Subsidiary as determined in good faith by the Borrower’s Board of Directors;

(b)                                                                                 transactions exclusively between or among the Borrower and any of its Subsidiaries or exclusively between or among such Subsidiaries (including any Person that becomes a Subsidiary as a result of such transaction), provided that such transactions are not otherwise prohibited by this Agreement;

(c)                                  up to $1,500,000 per year payable to the AEA Group pursuant to the first paragraph of Section 2 of the Management Agreement (as in effect on the Closing Date) and related expenses to the extent permitted under Section 6.13;

(d)                                                                                 any agreement or instrument as in effect as of the Closing Date that is as set forth on Schedule 6.6, or any amendment or replacement thereof or any transaction contemplated thereby (including pursuant to any amendment or replacement thereof), so long as any such amendment or replacement agreement or instrument is, in the good faith judgment of the board of directors of the Borrower, not more disadvantageous to the Lenders, taken as a whole, than the original agreement or instrument as in effect on the Closing Date;

(e)                                  Restricted Payments and investments pursuant to clauses (1), (2), (4), (12), (17) and (18) of the definition of “Permitted Investments”, in each case not prohibited by Section 6.10;

(f)                                    any employment or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and payments, issuance of securities or awards pursuant thereto;

(g)                                    any issuance of Capital Stock of the Borrower for cash;

(h)                                    the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees and directors as approved by the board of directors;

(i)                                        any redemption of Capital Stock held by current or former employees or directors at the time of their death, disability, termination of employment or departure from the board of directors for not in excess of fair market value or as otherwise contractually required pursuant to contractual arrangements entered into in compliance with this Section 6.6 and Section 6.10(d)(iv);

(j)                                        any merger, consolidation or reorganization of the Borrower with a Guarantor solely for the purposes of reorganizing to facilitate an initial public offering of securities of the Borrower or any direct or indirect parent entity of the Borrower and which has no adverse consequences to the Lenders or the Administrative Agent or the exercise of their rights or remedies under any of the Credit Documents;

(k)                                     compliance by any Credit Party with the terms of any Credit Document or any amendment hereto;

(l)                                        transactions pursuant to any customary registration rights agreement with the stockholders of the Borrower or any direct or indirect parent entity of the Borrower; and

(m)                                  ordinary course transactions (including the payment of customary fees and expenses) with investment banks, commercial banks and other financial institutions in connection with investment banking, commercial banking and other financial advisory services.

Section 6.7                                             Ownership of Subsidiaries; Restrictions.

The Credit Parties will not, nor will they permit any Subsidiary to, create, form or acquire any Subsidiaries, except for Domestic Subsidiaries which are joined as Additional Credit Parties in accordance with the terms hereof and Foreign Subsidiaries to the extent that, after giving effect to the formation or acquisition of such Foreign Subsidiary as of the last day of the fiscal quarter most recently ended, Domestic Subsidiaries account for (A) at least 80% of the consolidated assets of the Borrower and its Subsidiaries as of the last day of the fiscal quarter recently ended and (B) at least 80% of the consolidated revenues of the Borrower and its Subsidiaries for the last four full fiscal quarters most recently ended. The Credit Parties will not sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of their Subsidiaries, nor will they permit any of their Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Capital Stock or other equity interests, except in a transaction permitted by Section 6.4(a)(iii) or (iv) or Section 6.4(b).

Section 6.8                                             Fiscal Year; Organizational Documents; Material Contracts.

The Parent will not permit any of its Subsidiaries to, (a) change their fiscal year or accounting policies except in accordance with GAAP or (b) without providing 10 days’ notice to the Administrative Agent and executing such agreements and taking such actions as the Administrative Agent may require in order to ensure the perfection and priority of the Liens granted under the Security Documents, and subject to any restriction set forth in this Agreement (including, without limitation, Section 6.4) or in any other Credit Document on ability of the Parent or its Subsidiaries to take any such action, (i) alter its corporate existence or, in one transaction or a series of transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (ii) change its state of incorporation or organization, (iii) the location where it maintains its books and records, (iv) incorporate or organize in more than one state or (v) change its registered corporate name. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or change their articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any material respect without the prior written consent of the Administrative Agent. The Borrower will not, and will not permit any of its Subsidiaries to, without the prior written consent of the Administrative Agent and the Required Lenders, (A) amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of the Material Contracts (other than in the ordinary course of business), except such amendments, modifications, cancellations or terminations that are not materially adverse to the Credit Parties taken as a whole or (B) amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any Subordinated Debt or of any documentation governing or evidencing such Subordinated Debt in a manner that is materially adverse to the rights or interests of the Lenders or (1) increases the interest rate on or fees related to or the principal amount of such Subordinated Debt; (2) changes the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates; (3) changes any default or event of default other than to delete or make less restrictive any default provision therein) or add or make more restrictive any covenant with respect to such Subordinated Debt; (4) changes the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or reduce the premiums payable in connection therewith; (5) changes the subordination provisions thereof (or the subordination terms of any guaranty thereof); (6) changes or amends any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Subordinated Debt in a manner adverse to any Credit Party or Lenders; or (7) increases the portion of interest payable in cash with respect to any such Subordinated Debt .

Section 6.9                                             Limitation on Restricted Actions.

Except for the Senior Floating Rate Notes, the Senior Notes and any other notes issued under the Notes Documents with terms taken as a whole substantially the same in all material respects or more favorable to the Lenders than the terms of the Senior Floating Rate Notes and/or the Senior Notes, the Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents; (ii) applicable law, rule, regulation or order including of any regulatory body; (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(d); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith; (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien; (v) customary provisions restricting assignments or subletting in (x) any lease governing a leasehold interest of any Subsidiary or (y) any contracts and licenses (including, without limitation, those relating to intellectual property), in each case entered into in the ordinary course of business; (vi) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by the Parent or any of its Subsidiaries, which encumbrance or restriction was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition) and is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired (including, but not limited to, such Person’s direct and indirect Subsidiaries), provided that any such encumbrance or restriction contained therein relates only to such Acquired Indebtedness or Capital Stock and that any such encumbrances or restrictions, individually or in the aggregate, shall not materially affect any Credit Party’s ability to pay principal, interest, fees or any other Obligations under this Agreement, the Notes Documents or any other material Indebtedness of such Credit Party; (vii) restrictions in agreements existing on the Closing Date (other than the Notes Documents) and set forth on Schedule 3.27 to the extent and in the manner such agreements are in effect on the Closing Date, provided that any such restriction contained therein relates only to such agreements and that any such restrictions, individually or in the aggregate, shall not materially affect any Credit Party’s ability to pay principal, interest, fees or any other Obligations under this Agreement, the Notes Documents or any other material Indebtedness of such Credit Party; (viii) restrictions imposed by any agreement to sell assets or Capital Stock permitted hereunder to any Person pending the closing of such sale; (ix) encumbrance pursuant to the subordination provisions of any Indebtedness permitted to be incurred by Section 6.1(e), (x) joint venture agreements, partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, provided that any such restriction contained therein relates only to such joint venture, partnership, limited liability company, asset sale, stock sale, sale-leaseback or stock sale and that any such restrictions, individually or in the aggregate, shall not be more restrictive than those contained in this Agreement and shall not materially affect any Credit Party’s ability to pay principal, interest, fees or any other Obligations under this Agreement, the Notes Documents or any other material Indebtedness of such Credit Party; (xi) Indebtedness of Foreign Subsidiaries or loan or related agreements entered into in connection with the incurrence of industrial revenue or similar bonds, in each case permitted to be incurred hereunder, provided that any such restriction contained therein relates only to such Indebtedness or bonds and that any such restrictions, individually or in the aggregate, shall not be more restrictive than those contained in this Agreement and shall not materially affect any Credit Party’s ability to pay principal, interest, fees or any other Obligations under this Agreement, the Notes Documents or any other material Indebtedness of such Credit Party; (xii) restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business; (xiii) customary restrictions on real property interests set forth in easements and similar arrangements of the Borrower or any Subsidiary; and (xiv) an agreement governing Indebtedness incurred to refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (i), (vi) and (vii) above and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are no less favorable to the Borrower in any material respect as determined by the board of directors of the Borrower in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements prior to such amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing.

Section 6.10                                      Restricted Payments.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except, without duplication, (a) to make dividends payable solely in the same class of Capital Stock of such Person, (b) to make dividends or other distributions payable to any Credit Party other than the Parent (directly or indirectly through Subsidiaries), (c) to make interest payments under the Senior Notes so long as no Default or Event of Default has occurred under this Agreement and is continuing and (d) the Borrower may pay or make (or make dividends or distributions to the Parent such that the Parent may pay or make) (i) such amounts as are permitted under Section 6.13, (ii) distributions to the Parent to any direct or indirect parent entity of the Parent to fund (A) accounting, legal, administrative and other general corporate and overhead expenses, franchise or similar taxes and other fees required to maintain the Parent’s or such parent entity’s corporate existence and to provide for other operating costs, including customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any such parent entity, in each case related to the existence or operation of the Parent or any of its Subsidiaries (B) reasonable directors fees and to reimburse reasonable out-of-pocket expenses of the board of directors of the Parent and any direct or indirect parent entity of the Parent, in each case in an amount not more than the portion of such fees and expenses as are reasonably and in good faith allocable to the operation of the Parent and its Subsidiaries and (C) fees and expenses, as incurred, of an offering of the Parent’s or the Borrower’s securities or indebtedness that is not consummated, or of a registered public offering or of an acquisition which is not consummated, (iii) Permitted Tax Distributions, and (iv) provided that no Default or Event of Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof on an actual or pro forma basis after giving effect to such payments, distributions for the purchase, repurchase, redemption, retirement or other acquisition for value by the Parent of Capital Stock of the Parent or options or warrants to purchase Capital Stock of the Parent, stock appreciation rights or any similar equity interest in the Parent and any distribution, loan or advance to any direct or indirect parent entity of the Parent for the purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock of any such direct or indirect parent entity of the Parent, in each case, from any current or former director, officer or employee of the Parent or any of its Subsidiaries or any direct or indirect parent entity of the Parent or the authorized representatives or permitted transferees of such director, officer or employee upon the death, disability, retirement or termination of employment of such director, officer or employee in an aggregate amount, in each case in an amount not more than the portion of such fees and expenses as are reasonably and in good faith allocable to the operation of the Parent and its Subsidiaries in respect of all items referred to in this clause (iv) not to exceed (x) $5,000,000 in any fiscal year if the Senior Secured Leverage ratio at the time of and on a pro forma basis after giving effect to such payments is less than 1.0 and (y) otherwise $3,000,000 in any fiscal year (and any portion of such $5,000,000 or $3,000,000, as the case may be, not used in any year may be carried forward to the next succeeding (but no other) years); provided further that cancellation of Indebtedness owing to the Parent from members of management of the Parent or any direct or indirect parent entity of the Parent or any Subsidiary in connection with a repurchase of Capital Stock of the Parent or any direct or indirect parent entity of the Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 6.10 or any other provision hereof.

Section 6.11                                      No Further Negative Pledges.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon any of their properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Agreement and the other Credit Documents; (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith; (c) pursuant to the Notes Documents as in effect on the date hereof and (d) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

Section 6.12                                      Parent Holding Company.

Other than any Guaranties under the Notes Documents and as otherwise provided in Sections 6.1(e), (l) and (m), the Parent shall not incur any Indebtedness nor grant any Liens upon any of its properties or assets nor engage in any operations, business or activity other than holding 100% of the Capital Stock of the Borrower and each of any administrative, management or other activities incidental to such holdings, pledging its interests therein to the Administrative Agent on behalf of the Lenders, executing the Security Agreement and Pledge Agreement in favor of the Administrative Agent on behalf of the Lenders, complying with the terms of the Credit Documents and guaranteeing the Credit Party Obligations as provided herein.

Section 6.13                                      Management Fees.

The Credit Parties shall not, nor shall they permit any of their Subsidiaries, directly or indirectly, to pay any management, consulting or similar fees to any Affiliate or to any manager, director, officer or employee of the Credit Parties or any of their Subsidiaries except that, so long as no payment Default shall have occurred and be continuing, the Credit Parties may pay (i) up to $1,500,000 per year to the AEA Group pursuant to the first paragraph of Section 2 of the Management Agreement (as in effect on the Closing Date) and (ii) up to $1,500,000 per year otherwise payable to the AEA Group pursuant to such Management Agreement.

Section 6.14                                      Embargoed Person.

No funds or properties of the Credit Parties that are used to repay the Loans shall constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (an “Embargoed Person”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Credit Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Credit Parties, with the result that the investment in the Credit Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1                                             Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a)                                  The Borrower shall fail (i) to pay any principal on any Note when due in accordance with the terms thereof or hereof or (ii) to reimburse the Issuing Lender for any LOC Obligations when due in accordance with the terms hereof or to pay any interest on any Note or any fee or other amount payable hereunder when due in accordance with the terms thereof or hereof and such failure in the case of the foregoing clause (ii) continues for three (3) Business Days (or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder within the grace periods, if any, provided herein); or

(b)                                 Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c)                                  (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 5.2, 5.5, 5.7(a), 5.9 or Article VI hereof; or (ii) any Credit Party shall fail to comply with any term, covenant or agreement applicable to it contained in Section 5.1(a), (b) or (c), and such breach or failure to comply is not cured within fifteen (15) days of its occurrence; or

(iii) any Credit Party shall fail to comply with any other covenant contained in this Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Section 7.1(a), 7.1(c)(i) or 7.1(c)(ii) above), and in the event such breach or failure to comply is capable of cure, is not cured within the time described therein, or to the extent not prescribed therein, within thirty (30) days of its occurrence; or

(d)                                 The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Notes) in a principal amount outstanding of at least $7,000,000 in the aggregate for the Borrower and any of its Subsidiaries beyond the applicable period of grace (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in a principal amount outstanding of at least $7,000,000 in the aggregate for the Borrower and its Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or (iii) breach or default under Secured Hedging Agreements in an aggregate amount of $7,000,000 beyond any applicable grace periods; or

(e)                                  (i) The Borrower or any of its Significant Subsidiaries, or one or more Subsidiaries that in the aggregate would constitute a Significant Subsidiary, shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any of the Credit Parties or their Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Significant Subsidiaries, or one or more Subsidiaries that in the aggregate would constitute a Significant Subsidiary, any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Significant Subsidiaries, or one or more Subsidiaries that in the aggregate would constitute a Significant Subsidiary, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any of the Credit Parties or their Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Significant Subsidiaries, or one or more Subsidiaries that in the aggregate would constitute a Significant Subsidiary, shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or

(f)                                    One or more judgments or decrees shall be entered against the Borrower or any of its Significant Subsidiaries, or one or more Subsidiaries that in the aggregate would constitute a Significant Subsidiary, involving individually or in the aggregate a liability (to the extent not covered by insurance) of $7,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof or any injunction, temporary restraining order or similar decree shall be issued against the Borrower or any of its Significant Subsidiaries, or one or more Subsidiaries that in the aggregate would constitute a Significant Subsidiary, that could result in a Material Adverse Effect; or

(g)                                 (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a Trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could have a Material Adverse Effect; or

(h)                                 There shall occur a Change of Control; or

(i)                                     The Guaranty or any provision thereof for any reason shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under the Guaranty; or

(j)                                     Any other Credit Document shall fail to be in full force and effect or any Credit Party shall so assert; or any other Credit Document shall fail to give the Administrative Agent and/or the Lenders and any Hedging Agreement Provider the security interests, liens, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive); or any Lien in favor of the Administrative Agent shall fail to be a First Priority perfected Lien (subject to Permitted Liens) on a material portion of the Collateral or any Credit Party shall seek to have any such Lien declared invalid, unperfected or subordinated except as and to the extent permitted by the Credit Documents;

Section 7.2                                             Acceleration; Remedies.

Upon the occurrence of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(e) above, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken:  (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Credit Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.

ARTICLE VIII

THE AGENT

Section 8.1                                             Appointment.

Each Lender hereby irrevocably designates and appoints Wachovia as the Administrative Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes Wachovia, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

Section 8.2                                             Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform its the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

Section 8.3                                             Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of the Borrower to perform their obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by the Borrower of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.

Section 8.4                                             Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless (a) a written notice of, assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and (b) the Administrative Agent shall have received the written agreement of such assignee to be bound hereby as fully and to the same extent as if such assignee were an original Lender party hereto, in each case in form satisfactory to the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

Section 8.5                                             Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in good faith in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6                                             Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.7                                             Indemnification.

The Lenders agree to indemnify the Administrative Agent in its capacity hereunder (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 8.7 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 8.8                                             Administrative Agent in Its Individual Capacity.

The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 8.9                                             Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 30 days’ prior notice to the Borrower and the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the Notes, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower with such approval not to be unreasonably withheld (provided, however, if an Event of Default shall exist at such time, no approval of the Borrower shall be required hereunder), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. If no successor Administrative Agent has accepted appointment as Administrative Agent within thirty (30) days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent shall have the right, on behalf of the Lenders, to appoint a successor administrative agent, which successor shall be approved by the Borrower’s (such approval not to be unreasonably withheld) so long as no Event of Default has occurred and is continuing. If no successor administrative agent has accepted appointment as Administrative Agent within sixty (60) days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless become effective and the Lenders shall perform all duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above, subject to the Borrower’s approval so long as no Event of Default has occurred and is continuing. After any retiring Agent’s resignation as Administrative Agent, the provisions of this Section 8.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 8.10                                      Other Agents.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent”, “documentation agent”, “co-agent”, “book manager”, “book runner”, “lead manager”, “arranger”, “lead arranger” or “co-arranger” shall have any right (except as expressly set forth herein), power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                             Amendments, Waivers and Release of Collateral.

(a)                                  Neither this Agreement, nor any of the Notes, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified (whether by consent or otherwise) except in accordance with the provisions of this Section nor may be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section 9.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications (whether by consent or otherwise) hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the obligations of the Credit Parties under this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

(i)                  reduce or forgive the principal amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce or forgive the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.8 which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; or

(ii)               amend, modify or waive any provision of this Section 9.1 or change the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii)            amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

(iv)           amend, modify or waive any provision of this Agreement to permit the Borrower to select Interest Periods with a duration longer than six months without the consent of each Lender directly affected thereby; or

(v)              release all or substantially all of the Guarantors from their obligations under the Guaranty, without the written consent of all of the Lenders and Hedging Agreement Providers; or

(vi)           release all or substantially all of the Collateral, without the written consent of all of the Lenders and Hedging Agreement Providers; or

(vii)        amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of all of the Required Lenders or Lenders as appropriate; and provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action;

(viii)     amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby;

(ix)             amend, modify or waive the order in which Credit Party Obligations are paid pursuant to Section 2.11(b) without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or

(x)                amend, modify or waive the definition “Borrowing Base” (or any provision of this Agreement that would result in an increase in the Borrowing Base), clause (xviii) of the definition “Permitted Liens” or Section 5.9, 6.1(d) or 6.4, in each case including all related definitions.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Issuing Lender, the Swingline Lender, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders, the Issuing Lender, the Swingline Lender and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver. In addition, the Borrower and the Lenders hereby authorize the Administrative Agent to modify this Agreement by unilaterally amending or supplementing Schedule 2.1(a) and Section 9.2 from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein.

(b)                                 If, at any time there are three or more Lenders under this Agreement and, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.1(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.15(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

Section 9.2                                             Notices.

Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the next weekday following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and as set forth on Schedule 9.2 in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower and the other Credit Parties:	Compression Polymers Holding II Corporation 801 Corey Street Moosic, Pennsylvania 18507 Attention: Mr. Jim Kiesling Telecopier: (570) 346-5080 Telephone: (570) 346-8797

The Administrative Agent:

Wachovia Bank, National Association,
as Administrative Agent

Charlotte Plaza
201 South College Street, CP-8
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telecopier: (704) 383-0288
Telephone: (704) 383-3721

with a copy to: Wachovia Bank, National Association One Wachovia Center, DC-5 Charlotte, North Carolina 28288-0737 Attention: Mrs. Shannan Townsend Telecopier: (704) 383-6647 Telephone: (704) 383-9850

Section 9.3                                             No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4                                             Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing hereunder and under any Notes have been paid in full.

Section 9.5                                             Payment of Expenses and Taxes.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and disbursements of one special counsel and no more than one local counsel in jurisdictions determined by the Administrative Agent to be advisable or necessary) incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Lenders, (c) on demand, to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their Affiliates and their respective officers, directors, employees, agents, trustees, advisors and attorneys-in-fact (all of the foregoing, collectively, the “indemnitees”) harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use; of proceeds of the Loans (all of the foregoing, collectively, the “indemnified liabilities”); provided, however, that the Borrower shall not have any obligation hereunder to any indemnitee with respect to indemnified liabilities arising from the gross negligence, willful misconduct or bad faith of such indemnitee or such indemnitee’s officers, directors, employees, agents, trustees, advisors and attorneys-in-fact, as determined by a court of competent jurisdiction. The agreements in this Section 9.5 shall survive repayment of the Loans, Notes and all other amounts payable hereunder.

Section 9.6                                             Successors and Assigns; Participations; Purchasing Lenders.

(a)                                     This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower and the Guarantors may not assign or transfer any of their rights or obligations under this Agreement or the other Credit Documents without the prior written consent of each Lender.

(b)                                    Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.8 which shall be determined by a vote of the Required Lenders) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that (A) a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation and (B) an increase in any Commitment or Loan shall be permitted without consent of any participant if the Participant’s participation is not increased as a result thereof), (ii) release all or substantially all of the Guarantors from their obligations under the Guaranty, (iii) release all or substantially all of the Collateral, or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement. In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.17 and 9.5 (subject to the requirements of those sections) with respect to its participation in the Commitments and the Loans outstanding from time to time; provided further, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)                                     Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time, sell or assign to any Lender or any Affiliate or Related Fund thereof with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and to one or more additional banks or financial institutions or funds (“Purchasing Lenders”) with the consent of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (in each case, which consent shall not be unreasonably withheld, delayed or conditioned), all or any part of its rights and obligations under this Agreement and the Notes in a minimum amount of $5,000,000 with respect to its Revolving Commitment or its Revolving Loans, pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender, such transferor Lender and the Administrative Agent (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate or Related Fund thereof, so long as no Event of Default has occurred and is continuing, the Borrower), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that any sale or assignment to an existing Lender, or Affiliate or Related Fund thereof shall not be subject to the minimum assignment amounts specified herein. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Commitment Transfer Supplement new Notes to the order of such

Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked “canceled”.

(d)                                    The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                                     Upon its receipt of a duly executed Commitment Transfer Supplement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender, as agreed between them, of a registration and processing fee of $3,500.00 for each Purchasing Lender (other than transfers to an Affiliate of such Lender or a Related Fund) listed in such Commitment Transfer Supplement and the Notes subject to such Commitment Transfer Supplement, the Administrative Agent shall (i) accept such Commitment Transfer Supplement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Borrower.

(f)                                       The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement, in each case subject to Section 9.15.

(g)                                    At the time of each assignment pursuant to this Section 9.6 to a Person which is not already a Lender hereunder, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Tax Exempt Certificate) described in Section 2.17.

(h)                                    Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Credit Agreement (including, without limitation, any right to payment of principal and interest under any Note) to secure obligations of such Lender, including, without limitation, (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a fund or trust or entity that invests in commercial bank loans in the ordinary course of business, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders; it being understood that the requirements for assignments set forth in this Section 9.6 shall not apply to any such pledge or assignment of a security interest, except with respect to any foreclosure or similar action taken by such pledgee or assignee with respect to such pledge or assignment; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and no such pledgee or assignee shall have any voting rights under this Credit Agreement unless and until the requirements for assignments set forth in this Section 9.6 are complied with in connection with any foreclosure or similar action taken by such pledgee or assignee.

Section 9.7                                             Adjustments; Set-off.

(a)                                     Each Lender agrees that if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)                                    In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of the Borrower to such Lender hereunder and claims of every nature and description of such Lender against the Borrower, in any currency, whether arising hereunder, under the Notes, under any other Credit Documents or any Secured Hedging Agreement provided by such Lender pursuant to the terms of this Agreement, as such Lender may elect, whether or not such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.8                                             Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9                                             Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 9.10                                      Effectiveness.

This Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 9.2 or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it. Upon this Agreement becoming effective, (a) the Existing Credit Agreement will be deemed amended and restated in accordance with the terms of this Agreement and this Agreement shall supersede in its entirety the Existing Credit Agreement, (b) all Liens and security interests granted under the security documents executed in connection with the Existing Credit

Agreement shall continue to be in full force and effect in accordance with the terms of the Security Documents, (c) all obligations of the Borrower to the Departing Lenders under the Existing Credit Agreement shall be paid in full, (d) the Departing Lenders shall no longer be parties to the Existing Credit Agreement, as amended and restated hereby, shall be released from all of their respective obligations under the Existing Credit Agreement and shall have no obligations under this Agreement, (e) the Credit Parties shall have no further obligations to any Departing Lender (other than contingent indemnity obligations that survive the termination of the Existing Credit Agreement) under the Existing Credit Documents, (f) the commitments of the Departing Lenders shall be modified and shall be reallocated among the Lenders as set forth in Schedule 2.1(a) and all Extensions of Credit made on the Closing Date shall be made in accordance with the Commitments and Commitment Percentages set forth on such Schedule and (g) all references in the Existing Credit Documents to the “Credit Agreement” shall be deemed to refer to this Agreement.

Section 9.11                                      Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12                                      Integration.

This Agreement, the Notes and the Security Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes. Upon execution of this Agreement by each of the Credit Parties the parties hereto agree that the Sponsors shall be relieved from any and all obligations under the Fee Letter and the Commitment Letter dated as of April 28, 2005 addressed to Compression Polymers Holding I LP, Parent and Borrower from the Administrative Agent, Wachovia Investments Holdings, LLC and Wachovia Capital Markets, LLC as amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

Section 9.13                                      Governing Law.

This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without giving effect to the conflict of laws principles thereof which would require the application of laws of another state, except that the Letters of Credit shall be governed by the UCP.

Section 9.14                                      Consent to Jurisdiction and Service of Process.

All judicial proceedings brought with respect to this Agreement, any Note or any of the other Credit Documents may be brought in any state or federal court of competent jurisdiction in the State of New York, in the Borough of Manhattan and, by execution and delivery of this Agreement, each of the parties hereto accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. Each of the parties hereto irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the each of the parties hereto to be effective and binding service in every respect. Each of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law.

Section 9.15                                      Confidentiality.

The Administrative Agent and each of the Lenders agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, Affiliates, auditors or counsel or to another Lender, in each case, subject to the confidentiality restrictions of this Section 9.15) any information with respect to the Borrower and its Subsidiaries which is furnished pursuant to this Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein and which is designated by the Borrower to the Lenders in writing as confidential or as to which it is otherwise reasonably clear such information is not public, except that any Lender may disclose any such information (a) as has become generally available to the public other than by a breach of this Section 9.15, (b) as may be required in any report, statement or testimony submitted to any state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the OCC or the NAIC or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in response to any summons or subpoena or any law, order, regulation or ruling applicable to such Lender, (d) to any prospective Participant or assignee in connection with any contemplated transfer pursuant to Section 9.6; provided that such prospective transferee shall have been made aware of this Section 9.15 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, (e) to any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to a Credit Party and its obligations; provided that such prospective counterparty shall have agreed to be bound by the confidentiality provisions set forth in this Section 9.15, (f) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Agreement customarily found in such publications and (g) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with the Credit Documents or any Secured Hedging Agreement.

Section 9.16                                      Acknowledgments.

The Borrower and the other Credit Parties each hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c)                                  no joint venture exists among the Lenders or among the Borrower or the other Credit Parties and the Lenders.

Section 9.17                                      Waivers of Jury Trial; Waiver of Consequential Damages.

THE BORROWER, THE OTHER CREDIT PARTIES, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. Each of the Credit Parties, the Administrative Agent and the Lenders agree not to assert any claim against any other party to this Credit Agreement or any of their respective directors, officers, employees, attorneys, Affiliates or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein.

Section 9.18                                      Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 9.19                                      Acknowledgement.

Each Credit Party hereby (i) expressly acknowledges the terms of the Existing Credit Agreement, (ii) ratifies and affirms after giving effect to this Credit Agreement its obligations under the Credit Documents (including guarantees and security agreements) executed by such Credit Party and (iii) after giving effect to this Agreement, acknowledges renews and extends its continued liability under all such Credit Documents and agrees such Credit Documents remain in full force and effect.

ARTICLE X

GUARANTY

Section 10.1                                      The Guaranty.

In order to induce the Lenders to enter into this Agreement and any Hedging Agreement Provider to enter into any Secured Hedging Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Secured Hedging Agreement, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders as follows:  such Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrower owed to the Administrative Agent, the Lenders and the Hedging Agreement Providers. If any or all of the indebtedness becomes due and payable hereunder or under any Secured Hedging Agreement, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Hedging Agreement Providers, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent, the Lenders or the Hedging Agreement Providers in collecting any of the Credit Party Obligations. The word “indebtedness” is used in this Article X means all Credit Party Obligations, arising in connection with this Agreement, the other Credit Documents and any Secured Hedging Agreement, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced or extinguished and thereafter increased or incurred, whether the Borrower and the Guarantors may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2                                      Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all indebtedness of the Borrower to the Lenders and any Hedging Agreement Provider whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(e), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3                                      Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower or any other Guarantor, or (e) any payment made to the Administrative Agent, the Lenders or any Hedging Agreement Provider on the indebtedness which the Administrative Agent, such Lenders or such Hedging Agreement Provider repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4                                      Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

Section 10.5                                      Authorization.

Each of the Guarantors authorizes the Administrative Agent, each Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof in accordance with this Agreement and any Secured Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any guarantor or any other party for the payment of this Guaranty or the indebtedness and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors.

Section 10.6                                      Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Hedging Agreement Providers to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7                                      Waiver.

(a)                                     Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Hedging Agreement Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Hedging Agreement Provider’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the indebtedness, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the indebtedness or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the indebtedness. The Administrative Agent or any of the Lenders may, at their election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent and any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the indebtedness has been paid. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security. Any Indebtedness of any Credit Party permitted pursuant to clause (1) or (2) of the definition of Permitted Investments shall be subordinated to such Credit Party’s Obligations in the manner set forth in the Subordinated Intercompany Notes evidencing such Indebtedness.

(b)                                    Each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the indebtedness and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)                                     Until all of the indebtedness is paid in full in cash, each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Hedging Agreement Provider against the Borrower or any other guarantor of the indebtedness of the Borrower owing to the Lenders or such Hedging Agreement Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations (other than contingent indemnity obligations) shall have been paid in full, none of the Credit Documents or any Secured Hedging Agreement remains in effect and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Hedging Agreement Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the indebtedness of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or any Hedging Agreement Provider to secure payment of the indebtedness of the Borrower until such time as the Credit Party Obligations (other than contingent indemnity obligations) shall have been paid in full, no Credit Document or Secured Hedging Agreement remains in effect and the Commitments have been terminated.

Section 10.8                                      Limitation on Enforcement.

The Lenders and the Hedging Agreement Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and any such Hedging Agreement Provider (only with respect to obligations under the applicable Secured Hedging Agreement) and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement and for the benefit of any Hedging Agreement Provider under any Secured Hedging Agreement. The Lenders and the Hedging Agreement Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

Section 10.9                                      Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the indebtedness and obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the

Borrower, the Guarantors or any other Person that the such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	COMPRESSION POLYMERS HOLDING CORPORATION,
a Delaware corporation

	By:	/s/ JOHN CHALARIS
		Name:	John Chalaris
		Title:	Chief Financial Officer

PARENT:	COMPRESSION POLYMERS HOLDING II CORPORATION,
a Delaware corporation

	By:	/s/ JOHN CHALARIS
		Name:	John Chalaris
		Title:	Chief Financial Officer

GUARANTORS:	CPCAPITOL ACQUISITION CORP.,
a Delaware corporation

	By:	/s/ JOHN CHALARIS
		Name:	John Chalaris
		Title:	Chief Financial Officer

COMPRESSION POLYMERS CORP.,
a Delaware corporation

	By:	/s/ JOHN CHALARIS
		Name:	John Chalaris
		Title:	Chief Financial Officer

VYCOM CORP.,
a Delaware corporation

	By:	/s/ JOHN CHALARIS
		Name:	John Chalaris
		Title:	Chief Financial Officer

ADMINISTRATIVE AGENT
AND LENDER:	WACHOVIA BANK, NATIONAL
ASSOCIATION, as Administrative Agent and
as a Lender

	By:	/s/ SHANNAN TOWNSEND
		Name:	Shannan Townsend
		Title:	Director

LENDERS:	GENERAL ELECTRIC CAPITAL CORPORATION,
as a Lender

	By:	/s/ SANDRA CLAGHORN
		Name:	Sandra Claghorn
		Title:	SVP